                                                                    Exhibit 2.1

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                               ASSET PURCHASE AGREEMENT



                               Dated as of May 5, 1998


                                        Among



                                    ANACOMP, INC.,



                        FIRST FINANCIAL MANAGEMENT CORPORATION



                                         and



                                FIRST DATA CORPORATION



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


                                  TABLE OF CONTENTS
                                  -----------------

                                                                           Page
                                                                           ----
                                      ARTICLE I
                                     DEFINITIONS

1.1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

                                      ARTICLE II
                                  PURCHASE AND SALE

2.1.  Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . . .     9
2.2.  Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . .     10
2.3.  Assumed Liabilities. . . . . . . . . . . . . . . . . . . . . . . .     11
2.4.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . . . . .     12

                                     ARTICLE III
                                    PURCHASE PRICE

3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .     13
3.2.  Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . .     13
3.3.  Allocation of Purchase Price . . . . . . . . . . . . . . . . . . .     15

                                      ARTICLE IV
                                       CLOSING

4.1.  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . .      16
4.2.  Payment of Initial Amount on the Closing Date. . . . . . . . . . .      16
4.3.  Buyer's Additional Closing Date Deliveries . . . . . . . . . . . .      16
4.4.  Sellers' Closing Date Deliveries . . . . . . . . . . . . . . . . .      17

                                      ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1.  Organization of Sellers. . . . . . . . . . . . . . . . . . . . . .     19
5.2.  Subsidiaries and Investments . . . . . . . . . . . . . . . . . . .     19
5.3.  Authority of Sellers . . . . . . . . . . . . . . . . . . . . . . .     20
5.4.  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .     21
5.5.  Operations Since Balance Sheet Date. . . . . . . . . . . . . . . .     22
5.6.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
5.7.  Availability of Assets and Legality of Use . . . . . . . . . . . .     24
5.8.  Governmental Permits . . . . . . . . . . . . . . . . . . . . . . .     24
5.9.  Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . .     25
5.10. Real Property Leases . . . . . . . . . . . . . . . . . . . . . . .     25




5.11.  Condition of Property . . . . . . . . . . . . . . . . . . . . . .      25
5.12.  Condemnation. . . . . . . . . . . . . . . . . . . . . . . . . . .      26
5.13.  Personal Property . . . . . . . . . . . . . . . . . . . . . . . .      26
5.14.  Personal Property Leases. . . . . . . . . . . . . . . . . . . . .      26
5.15.  Patents and Trademarks. . . . . . . . . . . . . . . . . . . . . .      26
5.16.  Receivables; Inventories. . . . . . . . . . . . . . . . . . . . .      28
5.17.  Title to Property . . . . . . . . . . . . . . . . . . . . . . . .      29
5.18.  Employees and Related Agreements; ERISA.. . . . . . . . . . . . .      29
5.19.  Employee Relations. . . . . . . . . . . . . . . . . . . . . . . .      30
5.20.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .      30
5.21.  Status of Contracts . . . . . . . . . . . . . . . . . . . . . . .      31
5.22.  No Violation, Litigation or Regulatory Action . . . . . . . . . .      31
5.23.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . .      32
5.24.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .      33
5.25.  No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . .      34
5.26.  Certain Agreements. . . . . . . . . . . . . . . . . . . . . . . .      34
5.27.  Form Agreements . . . . . . . . . . . . . . . . . . . . . . . . .      34
5.28.  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . .      34
5.29.  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . .      35
5.30.  Book and Records of Subsidiaries. . . . . . . . . . . . . . . . .      35

                                      ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF BUYER

6.1.  Organization of Buyer. . . . . . . . . . . . . . . . . . . . . . .      35
6.2.  Authority of Buyer . . . . . . . . . . . . . . . . . . . . . . . .      35
6.3.  No Violation, Litigation or Regulatory Action. . . . . . . . . . .      36
6.4.  No Finder. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
6.5.  Financial Ability. . . . . . . . . . . . . . . . . . . . . . . . .      37

                                     ARTICLE VII
                           ACTION PRIOR TO THE CLOSING DATE

7.1.  Investigation of Purchased Assets by Buyer . . . . . . . . . . . .      37
7.2.  Notification . . . . . . . . . . . . . . . . . . . . . . . . . . .      37
7.3.  Consents of Third Parties; Governmental Approvals; Closing . . . .      38
7.4.  Operations Prior to the Closing Date . . . . . . . . . . . . . . .      38
7.5.  Formation of LLC; Data Preparation, Inc. . . . . . . . . . . . . .      41
7.6.  Antitrust Law Compliance . . . . . . . . . . . . . . . . . . . . .      41
7.7.  Audited Financial Statements . . . . . . . . . . . . . . . . . . .      41
7.8.  Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . .      42


                                     ARTICLE VIII
                                ADDITIONAL AGREEMENTS


8.1.  Use of Names . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
8.2.  Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .     42
8.3.  Employees and Employee Benefit Plans . . . . . . . . . . . . . . .     47
8.4.  Post-Closing Remittances . . . . . . . . . . . . . . . . . . . . .     49
8.5.  Intercompany Obligations . . . . . . . . . . . . . . . . . . . . .     49
8.6.  Covenant Not to Compete. . . . . . . . . . . . . . . . . . . . . .     50
8.7.  Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . .     51
8.8.  FDC Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . .     51

                                      ARTICLE IX
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

9.1.  No Misrepresentation or Breach of Covenants and Warranties . . . .      52
9.2.  No Material Adverse Effect.. . . . . . . . . . . . . . . . . . . .      52
9.3.  No Restraint . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
9.4.  Environmental Property Transfer Acts . . . . . . . . . . . . . . .      52
9.5.  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      52
9.6.  Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . .      52

                                      ARTICLE X
                    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

10.1.  No Misrepresentation or Breach of Covenants and Warranties. . . .      53
10.2.  No Restraint. . . . . . . . . . . . . . . . . . . . . . . . . . .      53
10.3.  Closing Deliveries. . . . . . . . . . . . . . . . . . . . . . . .      53

                                      ARTICLE XI
                                   INDEMNIFICATION

11.1.  Indemnification by Sellers. . . . . . . . . . . . . . . . . . . .      54
11.2.  Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . .      55
11.3.  Notice of Claims. . . . . . . . . . . . . . . . . . . . . . . . .      56
11.4.  Third Person Claims . . . . . . . . . . . . . . . . . . . . . . .      57
11.5.  Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . .      59

                                         iii

                                     ARTICLE XII
                                     TERMINATION


12.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .      60
12.2.  Notice of Termination . . . . . . . . . . . . . . . . . . . . . .      61
12.3.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . .      61

                                     ARTICLE XIII
                                  GENERAL PROVISIONS

13.1.  Survival of Representations and Warranties. . . . . . . . . . . .      61
13.2.  Confidential Nature of Information. . . . . . . . . . . . . . . .      62
13.3.  No Public Announcement. . . . . . . . . . . . . . . . . . . . . .      62
13.4.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      62
13.5.  Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .      64
13.6.  Access to Records after Closing . . . . . . . . . . . . . . . . .      65
13.7.  Entire Agreement; Amendments. . . . . . . . . . . . . . . . . . .      65
13.8.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .      65
13.9.  Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      66
13.10.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .      66
13.11.  Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . .      66
13.12.  Execution in Counterparts. . . . . . . . . . . . . . . . . . . .      66
13.13.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . .      67
13.14.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .      67
13.15.  Disclaimer of Warranties . . . . . . . . . . . . . . . . . . . .      67


                               ASSET PURCHASE AGREEMENT


          ASSET PURCHASE AGREEMENT, dated as of May 5, 1998, among Anacomp, Inc., an Indiana corporation ("Buyer"), First Financial Management Corporation, a Georgia corporation ("FFMC"), and First Data Corporation, a Delaware corporation ("FDC" and, together with FFMC, the "Sellers").

                                       RECITALS

          WHEREAS, FFMC is, among other things, engaged through First Image Management Company and the Subsidiaries (collectively, the "Division") in the business of document management services; and

          WHEREAS, FFMC desires to sell to Buyer, and Buyer desires to purchase from FFMC, on a going concern basis, substantially all of the assets, properties and business of the Division, and to assume substantially all of the liabilities of the Division, all on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among FDC, FFMC and Buyer as follows:

                                      ARTICLE I
                                     DEFINITIONS

          1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "ACS" means Appalachian Computer Services, Inc., a Kentucky corporation, or a successor limited liability company which will be formed by FFMC pursuant to Section 7.5.

          "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreed Accounting Principles" means GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Audited Balance Sheet as modified by the principles set forth in Schedule 1.1 hereto.

          "Agreed Net Working Capital" has the meaning specified in Section 3.2(a).

          "Agreed Rate" means the prime rate published in the "Money Rates" section of the Wall Street Journal, as that rate may vary from time to time.

          "Allocation Schedule" has the meaning specified in Section 3.3.

          "Assumed Liabilities"  has the meaning specified in Section 2.3.

          "Assumption Agreement" means an Assumption Agreement in a form reasonably satisfactory to the parties.

          "Audited Balance Sheet" means the audited balance sheet of the Division as of December 31, 1997 included in Schedule 5.4.

          "Balance Sheet Date" means December 31, 1997.

          "Business" has the meaning specified in Section 2.1.

          "Buyer" has the meaning specified in the first paragraph of this Agreement.

          "Buyer Ancillary Agreements" means the Assumption Agreement and the Transition Services Agreement.

          "Buyer Group Member" means (i) Buyer and its Affiliates, (ii) directors, officers, employees, agents, attorneys and consultants of Buyer and its Affiliates and (iii) the successors and assigns of the foregoing.

          "Buyer's Plans" has the meaning specified in Section 8.3(b).

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., any amendments thereto, any successor statutes, and any regulations promulgated thereunder.

          "Claim Notice" has the meaning specified in Section 11.3(a).

          "Closing" means the closing of the transfer of the Purchased Assets from FFMC to Buyer.

          "Closing Balance Sheet" has the meaning specified in Section
3.2(c)(i).

          "Closing Date" has the meaning specified in Section 4.1.

          "Closing Net Working Capital" means the Net Working Capital of the Division as of the close of business on the business day immediately preceding the Closing Date, as determined in accordance with Section 3.2.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidentiality Agreement" means that certain Confidentiality Agreement dated January 8, 1998, as amended, between Buyer and FDC, a copy of which is attached hereto as Exhibit A.

          "Contaminant" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste to the extent regulated by any Environmental Law.

          "Court Order" means any judgment, order, award, writ, injunction or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

          "Dispute Notice" has the meaning specified in Section 3.2(c)(ii).

          "Division" has the meaning specified in the first recital to this Agreement.

          "Division Real Property" means any real or personal property, plant, building, facility, structure, equipment or unit, or other asset owned, leased or operated by FFMC or any Subsidiary and used in the Business.

          "Encumbrance" means any lien, claim, charge, option, security interest, mortgage, pledge, easement, right of way, conditional sale or other title retention agreement, defect in title, right of first refusal in favor of any third party, preemptive right or other similar restrictions of any kind.

          "Environmental Encumbrance" means an Encumbrance in favor of any Governmental Body for (i) any liability under any Environmental Law or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Expense" means any Expense incurred in connection with investigating, defending or remediating any Environmental Loss.

          "Environmental Law" means all Requirements of Law derived from or relating to all federal, state and local laws or regulations and all common law theories relating to or addressing the environment, health or safety, or the use, treatment, storage, disposal or transportation of Contaminants, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

          "Environmental Loss" means all Loss resulting from an Environmental Matter.

          "Environmental Matters" means any matter relating to (i) the Release or threatened Release of a Contaminant on, in, at, to, from or beneath a facility or (ii) liabilities arising under applicable Environmental Law.

          "Environmental Property Transfer Acts" means any applicable Requirements or Laws that for environmental reasons conditions, restricts, prohibits or requires any notification or disclosure with respect to the direct or indirect transfer, sale, lease or closure of any property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Estimated Closing Net Working Capital" means the estimate of Closing Net Working Capital contemplated by Section 3.2(b).

          "Excluded Assets" has the meaning specified in Section 2.2.

          "Excluded Taxes" has the meaning set forth in Section 8.2.1.

          "Expenses" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

          "FDC" has the meaning specified in the first paragraph of this Agreement.

          "FFMC" has the meaning specified in the first paragraph of this Agreement.

          "FIMC L.L.C." means FIMC L.L.C., a Delaware limited liability company.

          "GAAP" means United States generally accepted accounting principles, consistently applied, in effect at the date of the financial statement to which it refers.

          "Governmental Body" means any domestic or foreign, federal, state, local or other governmental authority or regulatory body.

          "Governmental Permits" has the meaning specified in Section 5.8.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976, as amended.           "Independent Accountants" means the Atlanta
office of Price Waterhouse LLP.

          "Initial Amount" has the meaning specified in Section 3.1.

          "Instrument of Assignment" means an Instrument of Assignment in a form reasonably satisfactory to the parties.

          "Intellectual Property Rights" shall mean all of the following used primarily in the Business: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists, and related information; and (vi) computer software.

          "Intercompany Trade Payables and Receivables" means the trade payables and receivables between the Division and Affiliates of Sellers arising in the ordinary course of business at market rates to the extent reflected in the calculation of Closing Net Working Capital.

          "Interim Balance Sheet" means the unaudited balance sheet of the Division as of March 31, 1998 included in Schedule 5.4.

          "IRS" means the Internal Revenue Service.

          "knowledge of Sellers" means the actual knowledge, after reasonable inquiry, of Walter E. Boehm, Jeffrey Holtz, Frank J. Laurent, Richard W. Laurie, Mury Salls, Ciaran Storan and Gary J. Trainor. For purposes of
Section 5.23 only, "knowledge of Sellers" also means the actual knowledge of Robert Gregory.

          "LLCs" means FIMC L.L.C. and the successor limited liability company of Appalachian Computer Services, Inc. contemplated by Section 7.5.

          "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

          "Material Adverse Effect" means a material adverse effect on the business, assets, results of operations or financial condition of the Division, other than changes (a) relating to generally applicable economic conditions or the Division's industry in general, (b) resulting from the announcement by Sellers of their intention to sell the Division or (c) resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby.

          "Net Working Capital" means the difference between "Current Assets" and "Current Liabilities" of the Division, with Current Assets consisting of those categories reflected as such on the Working Capital Model (excluding cash, bank deposits and cash equivalents), and with Current Liabilities consisting of those categories reflected as such on the Working Capital Model, prepared in accordance with the Agreed Accounting Principles and otherwise on a basis consistent with the Working Capital Model.

          "ordinary course" or "ordinary course of business" means, for any Person, the ordinary course of business of such Person consistent with past practices (including with respect to quantity and frequency).

          "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

          "Owned Real Property" has the meaning specified in Section 5.9.

          "Permitted Encumbrances" means (i) liens for current Taxes and other governmental charges and assessments which are not yet due and payable,
(ii) liens of landlords and liens of carriers, workmen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property reflected on the title commitments contained in Schedule 5.9 (except as otherwise set forth in Schedule 5.9).

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

          "Post-Closing Tax Periods" means (i) with respect to Taxes other than Taxes imposed on the Subsidiaries or for which the Subsidiaries may otherwise be liable, the period beginning immediately after the Closing Date and (ii) with respect to Taxes imposed on the Subsidiaries or for which the Subsidiaries may otherwise be liable, taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date (in all cases determined in accordance with Section 8.2.1(c)).

          "Pre-Closing Tax Periods" means (i) with respect to Taxes other than Taxes imposed on the Subsidiaries or for which the Subsidiaries may otherwise be liable, the period through and including the Closing Date and
(ii) with respect to Taxes imposed on the Subsidiaries or for which the Subsidiaries may otherwise be liable, taxable years or periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (in all cases determined in accordance with Section 8.2.1(c)).

          "Purchase Price" has the meaning specified in Section 3.1.

          "Purchased Assets" has the meaning specified in Section 2.1. For purposes of the representations and warranties contained in Article V, "Purchased Assets" shall include the assets of the Subsidiaries.

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., and any successor statute, and any regulations promulgated thereunder.

          "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Division Real Property.

          "Remedial Action" means actions required under Environmental Laws to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Requirements of Law" means any domestic or foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

          "Restricted Activities" means: (i) the business of transforming structured or unstructured electronic data or digital image onto microfiche or microfilm, 5 1/4 inch, 12 inch or 14 inch optical disk or paper, (ii) the preprocessing, printing, inserting, sorting, finishing and/or mailing of written communications, via USPS or courier, on a customized or project-by-project basis; (iii) the conversion of data stored on paper to an electronic format by means of manually entering such data in a computer system or by the scanning of such paper image and converting the scanned image into electronic data for output to microfiche, microfilm or 5 1/4 inch, 12 inch or 14 inch optical disk; (iv) the scanning and/or indexing of paper documents to microfiche or microfilm and the duplication thereof; (v) the duplication of microfiche, microfilm or 5 1/4 inch, 12 inch or 14 inch optical disk; (vi) the microfilming of paper documents and duplication thereof; or (vii) the photographic film processing of exposed microfilm and the duplication thereof.

          "Sellers" has the meaning specified in the first paragraph of this Agreement.

          "Seller Agreements" has the meaning specified in Section 5.21.

          "Seller Ancillary Agreements" means the Instrument of Assignment and the Transition Services Agreement.

          "Seller Group Member" means (i) FDC, FFMC and their respective Affiliates, (ii) directors, officers, employees, agents, attorneys and consultants of FDC, FFMC and their respective Affiliates and (iii) the successors and assigns of the foregoing.

          "Seller Tax Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law, in each case that includes FDC and FFMC.

          "Seller's Savings Plan" has the meaning specified in Section
8.3(d).

          "Straddle Period" means any taxable year or period beginning before and ending after the Closing Date.

          "Subsidiaries" means ACS, Employee Benefit Plans, Inc. and FIMC
L.L.C.

          "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, estimated, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body, whether disputed or not.

          "Tax Return" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) and any amendment thereto, including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

          "Tax Sharing Arrangement" shall mean any written agreement providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes FFMC or any Subsidiary.

          "Termination Date" has the meaning specified in Section 12.1(f).

          "Third-Party Buyer" has the meaning specified in Section 13.5(a).

          "Transferred Employees" has the meaning specified in Section
8.3(a).

          "Transition Services Agreement" means a Transition Services Agreement in a form reasonably satisfactory to the parties containing the terms set forth in Exhibit B hereto.

          "Vacation Schedule" has the meaning specified in Section 8.3(f).

          "Warn Act" means the Worker Adjustment and Retraining Notification Act of 1988.

          "Working Capital Model" means the model used to determine the Agreed Net Working Capital set forth in Schedule 1.1 hereto.

                                      ARTICLE II
                                  PURCHASE AND SALE

          2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, FFMC shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from FFMC, on a going concern basis, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the business and operations of FFMC conducted by the Division (such business and operations being herein called the "Business") and all of the assets, properties and rights of FFMC of every kind and description, wherever located, real, personal or mixed, tangible or intangible, and, in each case, currently used or held for use to conduct the Business as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including, without limitation, all right, title and interest of FFMC in, to and under:

          (a) All of the assets reflected on the Interim Balance Sheet, except for cash and for those assets disposed of or converted into cash after the Interim Balance Sheet Date in the ordinary course of business and in accordance with this Agreement;

          (b) All notes and accounts receivable generated for the benefit of the Division, together with all prepayments, prepaid expenses and deposits relating to the Division to the extent reflected in Closing Net Working Capital;

          (c) All raw materials, supplies, samples, work-in-process, finished goods, goods on consignment and other materials included in the inventory of the Division;

          (d)  The Governmental Permits listed in Schedule 5.8;

          (e) The Owned Real Property and options to acquire real property listed in Schedule 5.9, together with all buildings, fixtures and improvements, including construction-in-progress, located thereon, together with all waterlines, rights of way, uses, license, easements, hereditaments, tenements, and appurtenances located on such property and owned by FFMC;

          (f) The real estate leases listed or described in Schedule 5.10, together with all right, title and interest of FFMC, if any, in the buildings, office, warehouse or plant space, fixtures and improvements thereon, including construction-in-progress, and appurtenances thereto, located on such real property;

          (g) The machinery, equipment, vehicles, furniture and other personal property listed or referred to in Schedule 5.13;

          (h)  The personal property leases listed in Schedule 5.14;

          (i) The copyrights, trademarks, trade names and service marks (and all goodwill associated therewith), registered or unregistered, and the applications for registration thereof and the patents and applications therefor and any of the foregoing listed in Schedule 5.15;

          (j)  The agreements listed in Schedule 5.18(A);

          (k) The contracts, agreements or understandings listed or described in Schedule 5.20 and all unfulfilled purchase and sale orders of the Division;

          (l) All of the issued and outstanding capital stock (or, in the case of the LLCs, membership interests) of each of the Subsidiaries;

          (m)  All goodwill associated with the Business and the Purchased
     Assets;

          (n) All mailing lists, customer lists, subscriber lists, processes, computer software, manuals or business procedures, trade secrets, know how, drawings and other proprietary or confidential information of FFMC primarily used in or primarily relating to the Business, including related procedures, files and manuals and all source and object codes and documentation related thereto;


          (o) All rights, claims or causes of action against third parties arising under warranties or defects of workmanship, manufacturing or design from vendors and others in connection with the Purchased Assets (other than those related to Excluded Assets or Excluded Liabilities); and

          (p) All books and records (including all data and other information stored on discs, tapes or other media) of FFMC relating primarily to the assets, properties, business and operations of the Business and all books and records of the Subsidiaries.

          2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

          (a)  All cash, bank deposits and cash equivalents;

          (b) The names "First Data Corporation," "FDC" or any related or similar trade names, trademarks, service marks or logos to the extent the same incorporate the name "First Data Corporation," "FDC" or any variation thereof;

          (c) The account receivable on the Interim Balance Sheet which is collectible from ComTec;

          (d)  All contracts of insurance;

          (e) All corporate minute books and stock transfer books and the corporate seal of Sellers other than those of the Subsidiaries;

          (f) All refunds of any Tax for which Sellers are liable pursuant to Section 8.2, except to the extent that Buyer is entitled to such refund pursuant to Section 8.2;

          (g) Sellers' employment and employee benefit plans or arrangements listed in Schedule 5.18(A) or 5.18(B) or otherwise maintained by Sellers on behalf of persons employed by FFMC;

          (h)  The capital stock of First Image Management Corporation;

          (i) The right to the earn-out payment pursuant to the Asset Purchase Agreement between FFMC and Bell & Howell Publications Systems Co. dated December 15, 1997; and

          (j)  All assets, contracts and other arrangements listed on
     Schedule 2.2(J).

          2.3. Assumed Liabilities. On the Closing Date, Buyer shall deliver to FFMC the Assumption Agreement, pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of FFMC in accordance with their respective terms and subject to the respective conditions thereof:

          (a) All liabilities reflected in the calculation of Closing Net Working Capital;

          (b) The long-term liabilities of FFMC reflected on the Interim Balance Sheet as a dollar amount (including any interest thereon);

          (c) Except as disclosed on Schedule 2.2(J), all liabilities and obligations of FFMC to be paid or performed after the Closing Date under (i) the Seller Agreements, (ii) the leases, contracts and other agreements not required by the terms of Section 5.20 to be listed in a Schedule to this Agreement and relating to the Business (but in each case, only to the extent relating to the Business), (iii) the leases, contracts and other agreements entered into by FFMC with respect to the Business after the date hereof consistent with the terms of this Agreement and (iv) unfulfilled purchase and sale orders of the Division;

          (d) Except for the lawsuits, arbitrations, claims, suits, proceedings or investigations described in Schedule 5.22 (including any update of such Schedule but excluding item 5 on such Schedule), all lawsuits, arbitrations, claims, suits, proceedings or investigations arising out of or relating to the Business;

          (e) Except as provided in Section 11.1(a), all liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Division Real Property on or prior to the Closing Date or (ii) the operation of the Business on or prior to the Closing Date, in each case incurred under or imposed by any Environmental Law, including without limitation any Release or threatened Release of any Contaminant on, in, at, to, beneath or from (A) the Division Real Property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date;

          (f) All liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.2;

          (g)  The liabilities for which Buyer is liable pursuant to
     Section 8.3; and

          (h) Any liabilities or obligations with respect to any products or services that were marketed or sold prior to the Closing.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

          2.4. Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Sellers, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and all Excluded Liabilities shall remain the obligations of Sellers. Notwithstanding anything to the contrary in Section 2.3, Excluded Liabilities shall include the following:

          (i) any liabilities in respect of Taxes for which Sellers are liable pursuant to Section 8.2;

          (ii) any intercompany payables and other liabilities or obligations of Sellers to any of their respective Affiliates (except to the extent taken into account in the calculation of Closing Net Working Capital);

          (iii) any costs and expenses incurred by Sellers incident to their negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein;

          (iv) any liabilities or obligations in respect of any Excluded
     Assets;

          (v)  the liabilities for which Sellers are liable pursuant to
     Section 8.3;

          (vi) the lawsuits, arbitrations, claims, suits, proceedings or investigations described in Schedule 5.22 (including any update of such Schedule but excluding item 5 in such Schedule);

          (vii) all liabilities or obligations of EBPLife Insurance Company and EBP Re, Ltd. and all liabilities or obligations of Employee Benefit Plans, Inc. that are not directly related to the Business;

          (viii) all liabilities and obligations of Data Preparation, Inc. other than those specifically identified in a schedule to this Agreement or taken into account in the calculation of Closing Net Working Capital;

          (ix) the earn-out or other contingent payment obligations of the Division pursuant to the acquisition agreements identified in Schedule 5.5(B); and

          (x) any indebtedness for borrowed money of FFMC or any Subsidiary except to the extent reflected on the Interim Balance Sheet (including any interest thereon).


                                     ARTICLE III
                                    PURCHASE PRICE

          3.1. Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to $150,000,000 (the "Initial Amount") in cash, subject to adjustment as provided in Section 3.2. The Initial Amount shall be paid or caused to be paid by Buyer pursuant to Section 4.2 hereof.

          3.2.  Adjustment to Purchase Price.

          (a) Adjustment Amount. The Purchase Price shall be adjusted upwards or downwards in an amount equal to the difference between the Closing Net Working Capital and the Agreed Net Working Capital. For the purposes of this Agreement, the Agreed Net Working Capital is deemed to be $39,457,000 and is determined pursuant to the Working Capital Model.

          (b) Determination of Estimated Closing Net Working Capital. Within ten calendar days after the Closing Date, Sellers shall deliver to Buyer a certificate executed on behalf of Sellers by the President or any Vice President of FFMC, dated the date of its delivery, setting forth Sellers' best good faith estimate of the Estimated Closing Net Working Capital based upon the most recent available financial statements and prepared in accordance with the Agreed

Accounting Principles and otherwise on a basis consistent with the Working Capital Model. If the Estimated Closing Net Working Capital is less than the Agreed Net Working Capital, FFMC shall promptly pay such deficiency to Buyer by wire transfer to one or more accounts designated by Buyer. If the Estimated Closing Net Working Capital exceeds the Agreed Net Working Capital, Buyer shall promptly pay such excess to FFMC by wire transfer to one or more bank accounts designated by FFMC.

          (c)  Adjustment Procedure.

          (i) Within sixty (60) calendar days after the Closing Date, Sellers shall cause the Atlanta office of Ernst & Young LLP, on their behalf, to prepare and deliver to Buyer an unaudited consolidated balance sheet of the Division, dated as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet"), which shall include a calculation of the Closing Net Working Capital and shall certify that the Closing Balance Sheet has been prepared in accordance with the Agreed Accounting Principles and otherwise on a basis consistent with the Working Capital Model.

          (ii) If Buyer wishes to dispute the Closing Balance Sheet or the calculation of the Closing Net Working Capital, Buyer shall deliver to Sellers, within thirty (30) calendar days of receipt thereof, a notice specifying in reasonable detail those items or amounts as to which Buyer disagrees, the reason for such disagreement and the resulting adjustments proposed by Buyer (the "Dispute Notice").

          (d) Expert Determination. If a Dispute Notice is delivered pursuant to Section 3.2(c)(ii), the parties shall use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Closing Net Working Capital. If the Buyer and Sellers cannot reach agreement within ten (10) business days from the date of delivery of the Dispute Notice, the disputed items and amounts shall be submitted to the Independent Accountants in accordance with this Section 3.2(d). Upon a request to refer a matter to the Independent Accountants, Buyer and Sellers shall use their commercially reasonable efforts to agree on the procedures to be followed by the Independent Accountants (including procedures with regard to presentation of evidence) within ten days following such request. If Buyer and Sellers are unable to agree upon procedures at the end of such ten-day period, the Independent Accountants shall establish such procedures giving due regard to the intention of Buyer and Sellers to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either Buyer or Sellers. Each of Buyer and Sellers shall then submit evidence in support of its position on each item in dispute as well as the procedures to be followed by the Independent Accountants, and the Independent Accountants shall decide the dispute in accordance therewith. In reaching a decision on each item in dispute, the Independent Accountants shall not be limited to the selection of either Buyer's or Sellers' position on each such disputed item. The Independent Accountants shall deliver to Sellers and Buyer, as promptly as practicable (but no later than thirty (30) days after receipt of the disputed items), a written report setting forth their determination of the Closing Net Working Capital, which determination shall be final, conclusive and binding upon the parties, and shall not be subject to appeal to any court or tribunal. Each party will bear its own expenses in connection with the Closing Balance Sheet, the Dispute Notice, if any, and the submission to the Independent Accountants, except that the Independent Accountants' fees and expenses will be allocated to Buyer and Sellers proportionately based upon a comparison of the magnitude of the average differential between any determinations made by the Independent Accountants and the amounts submitted to the Independent
Accountants by each of Buyer and Sellers.

          (e) Final Payment. Promptly (but not later than five days) after the determination of the Closing Net Working Capital pursuant to this Section
3.2 that is final and binding as set forth herein:

          (i) If the Closing Net Working Capital exceeds the Estimated Closing Net Working Capital, Buyer shall pay to FFMC, by wire transfer of immediately available funds to such bank account of FFMC as FFMC shall designate in writing to Buyer, an amount equal to the excess of the Closing Net Working Capital over the Estimated Closing Net Working Capital, plus interest on such excess from the date of the payment of Estimated Closing Net Working Capital to the date of payment pursuant to this clause (e) at the Agreed Rate; or

          (ii) If the Estimated Closing Net Working Capital exceeds the Closing Net Working Capital, FFMC shall pay to Buyer, by wire transfer of immediately available funds to such bank account of Buyer as Buyer shall designate in writing to FFMC, an amount equal to the excess of the Estimated Closing Net Working Capital over the Closing Net Working Capital, plus interest on such excess from the date of the payment of Estimated Closing Net Working Capital to the date of payment pursuant to this clause (e) at the Agreed Rate.

          (f) Access. Sellers, Ernst & Young LLP, the Independent Accountants and their respective representatives will have reasonable access to the personnel, books, records and accounts of the Division for any purposes related to their preparation or review, as the case may be, of the Closing Balance Sheet and the determination of the Closing Net Working Capital. In addition, each party agrees to cause its representatives to make their workpapers and supporting documentation available to the other.

          3.3. Allocation of Purchase Price. Prior to March 15, 1999, Buyer and FFMC shall agree upon a schedule (the "Allocation Schedule") allocating the Purchase Price (including, for the purpose of this Section 3.3, any other consideration paid to FFMC, including the Assumed Liabilities) among the Purchased Assets (with any amount allocated to the membership interests of an LLC further allocated among the assets of such LLC). Buyer and FFMC hereby agree that, on the Allocation Schedule, $981,000 shall be allocated to the purchase of all of the shares of Employee Benefit Plans, Inc. and $25 million shall be allocated to the purchase of all the equity interests of ACS and, to the extent not held in ACS, any contracts held for the benefit of ACS in the name of FFMC (such equity interests and such contracts, collectively the "ACS Business"); provided, however, that if the ACS Business is sold by Buyer prior to March 15, 1999 in a sale comparable to the sale of the ACS Business set forth herein, the amount allocated to the purchase of the ACS Business shall be the sale price in such subsequent sale by Buyer, subject to a maximum allocation of $40 million and a minimum allocation of $20 million.
The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code, the regulations thereunder and the preceding sentence. Promptly after agreeing to the Allocation Schedule, FFMC and Buyer shall sign the Allocation Schedule and return an executed copy thereof to Buyer and FFMC, respectively. Buyer and FFMC each agrees to file
IRS Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and FFMC each agrees promptly to provide the other with any other information required to complete IRS Form 8594.

                                      ARTICLE IV
                                       CLOSING

          4.1. Closing Date. The Closing shall be consummated at 10:00 A.M., local time, on the third business day after satisfaction or waiver of all of the conditions set forth in Articles IX and X have been satisfied or waived (to the extent permitted), or such later date as may be agreed upon by Buyer and FFMC at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois or at such other place or at such other time as shall be agreed upon by Buyer and FFMC. The "Closing Date" shall mean 12:01 a.m. on the date on which the Closing is actually held.

          4.2. Payment of Initial Amount on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall pay to or cause to be paid to FFMC the Initial Amount by wire transfer of immediately available funds to the account specified in Schedule 4.2.

          4.3. Buyer's Additional Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyer shall deliver to FFMC all of the following:

          (a) A copy of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Indiana;

          (b) Certificate of existence of Buyer issued as of a recent date by the Secretary of State of the State of Indiana;

          (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to FFMC, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date, (ii) the by-laws of Buyer, (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the contemplated transactions and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

          (d)  The Assumption Agreement duly executed by Buyer;

          (e) The certificate contemplated by Section 10.1, duly executed by the President or any Vice President of Buyer; and

          (f)  The Transition Services Agreement duly executed by Buyer.

          4.4. Sellers' Closing Date Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Seller shall deliver to Buyer all of the following:

          (a) A copy of the Restated Certificate of Incorporation of FDC certified as of a recent date by the Secretary of State of the State of Delaware;

          (b) A copy of the Articles of Incorporation of FFMC certified as of a recent date by the Secretary of State of the State of Georgia;

          (c) A copy of the organizational document of each of the Subsidiaries certified as of a recent date by the Secretary of State of the jurisdiction in which the Subsidiary is organized;

          (d) Certificates of good standing of FDC and FFMC issued as of a recent date by the Secretary of State of the State of Delaware and the Secretary of State of the State of Georgia, respectively;

          (e) Certificate of good standing of each Subsidiary issued as of a recent date by the jurisdiction in which the Subsidiary is organized;

          (f) Certificate of the secretary or an assistant secretary of FDC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Restated Certificate of Incorporation of FDC since the date of the certificate specified in clause (a) above, (ii) the by-laws of FDC, (iii) the resolutions of the Board of Directors of FDC authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which FDC is a party and the transactions contemplated hereby and thereby and (iv) incumbency and signatures of the officers of FDC executing this Agreement and any Seller Ancillary Agreement to which FDC is a party;

          (g) Certificate of the secretary or an assistant secretary of FFMC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of FFMC since the date of the certificate specified in clause (b) above, (ii) the by-laws of FFMC, (iii) the resolutions of the Board of Directors of FFMC authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which FFMC is a party and the transactions contemplated hereby and thereby and (iv) incumbency and signatures of the officers of FFMC executing this Agreement and any Seller Ancillary Agreement to which FFMC is a party;

          (h)  The Instrument of Assignment duly executed by FFMC;

          (i) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

          (j) All consents, waivers or approvals obtained by FFMC with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

          (k)  The Transition Services Agreement duly executed by FDC;

          (l) The certificates representing all of the shares of each of the Subsidiaries (other than the LLCs), duly endorsed to in blank or accompanied by duly executed in blank and witnessed stock powers;

          (m) An instrument of assignment conveying all of the membership interests in the LLCs to Buyer, duly executed by FFMC;

          (n) The certificates contemplated by Sections 9.1 and 9.2, duly executed by the President or any Vice President of FDC;

          (o) A special warranty deed with respect to each of the parcels of Owned Real Property which is owned by FFMC and which is being transferred, duly executed by FFMC and in form and substance reasonably satisfactory to Buyer;

          (p) An assignment with respect to each of the leases of real estate described in Schedule 5.11 which is being transferred, duly executed by FFMC and in form and substance reasonably satisfactory to Buyer;

          (q) An assignment with respect to the trademarks being transferred suitable for recording, duly executed by FFMC and in form and substance reasonably satisfactory to Buyer;

          (r) Title insurance policies insuring Buyer's interest in the Owned Real Property consistent with the requirements of Schedule 5.9 and otherwise reasonably acceptable to Buyer; and

          (s) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

In addition to the above deliveries, FFMC shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets to the extent FFMC is in possession or control thereof.


                                      ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF SELLERS

          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers jointly and severally represent and warrant to Buyer and agree as follows:

          5.1. Organization of Sellers. FDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FFMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each Seller is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. FFMC has the corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

          5.2. Subsidiaries and Investments. Except for the Subsidiaries and except as set forth in Schedule 5.2, Sellers do not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity which is involved directly or indirectly in or relates to the Business. Each of the Subsidiaries (other than the LLCs) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation as set forth on
Schedule 5.2, with full corporate power to conduct its business as it is presently being conducted and to own, lease and use its properties and assets. FIMC L.L.C. is, and the limited liability company to be formed pursuant to
Section 7.5(a) will be, a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware with full company power to conduct its business as it is presently being conducted and to own, lease and use its properties and assets. Each of the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Except as set forth on Schedule 5.2, FFMC owns, directly or indirectly, all the outstanding capital stock (or, in the case of the LLCs, membership interests) of each of the Subsidiaries, free and clear of all Encumbrances, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership to such stock. All such capital stock (or, in the case of the LLCs, membership interests) is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Schedule 5.2 sets forth the number of authorized, issued and outstanding shares of capital stock with respect to each corporate Subsidiary and all membership interests in each limited liability company Subsidiary. None of the Subsidiaries has any commitment to issue or sell any shares of its capital stock (or, in the case of the LLCs, membership interests) or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such Subsidiary, any shares of its capital stock (or, in the case of the LLCs, membership interests), and no such securities or obligations are outstanding.
No Subsidiary has outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of capital stock on any matter. Except as set forth in Schedule 5.2, Employee Benefit Plans, Inc. does not own and, since November 1, 1995, has not owned more than 50% of the equity interests in any Person. Except as set forth in Schedule 5.2, ACS does not own and, since November 1, 1995, has not owned more than 50% of the equity interests in any Person.

          5.3. Authority of Sellers. Each of Sellers has the corporate power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Sellers have been duly authorized and approved by each Seller's board of directors and do not require any further authorization or consent of Sellers or their respective stockholders. This Agreement has been duly authorized, executed and delivered by Sellers and (assuming the valid authorization, execution and delivery of this Agreement by Buyer) is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by FDC or FFMC, as the case may be, and (assuming the valid authorization, execution and delivery thereof by Buyer, where Buyer is a party, or the other party or parties thereto) upon execution and delivery by FDC or FFMC, as the case may be, will be a legal, valid and binding obligation of FDC or FFMC, as the case may be, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, violate, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or the Subsidiaries, under (1) the charter or By-laws of Sellers or similar organizational documents of any Subsidiary, (2) any Seller Agreement,
     (3) any other note, indenture, instrument, agreement, binding commitment or undertaking, mortgage, lease, license, franchise, permit (including Governmental Permits) or other authorization, right, restriction or obligation to which Sellers or any Subsidiary is a party or any of the Purchased Assets is subject or by which Sellers or any Subsidiary is bound, (4) any Court Order to which Sellers or any Subsidiary is a party or any of the Purchased Assets is subject or by which Sellers or any Subsidiary is bound or (5) any Requirements of Laws affecting Sellers, any Subsidiary or the Purchased Assets, other than, in the case of clauses (2) and (3), any such conflicts, violations, breaches, defaults, rights, loss of rights or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby;

          (ii) require the approval, consent, authorization or act of, or the making or giving by Sellers or any Subsidiary of any declaration, notice, filing or registration with or to, any Governmental Body, except for (A) in connection, or in compliance, with the provisions of the HSR Act and (B) such approvals, consents, authorizations, declarations, notices, filings or registrations the failure of which to be obtained or made would not prevent the consummation of any of the transactions contemplated hereby; or

          (iii) require the approval, consent, authorization or act of, or the making or giving by Sellers or any Subsidiary of any declaration, notice, filing or registration with or to, any Person other than a Governmental Body, except for such approvals, consents, authorizations, declarations, notices, filings or registrations the failure of which to be obtained or made would not have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

          5.4. Financial Statements. Schedule 5.4 contains the unaudited consolidated balance sheets of the Division as of March 31, 1998, December 31, 1996 and December 31, 1995, the related consolidated and consolidating statements of income for the periods ended December 31, 1996 and December 31, 1995 and the related consolidated statement of income for the period ended March 31, 1998. Schedule 5.4 also contains the audited consolidated balance sheet of the Division as of December 31, 1997 and the related consolidated statements of income and cash flows for the period then ended. The financial statements contained in Schedule 5.4 have been prepared from, and are in accordance with, the books and records of the Division. Except as set forth in the financial statements or in Schedule 5.4, such balance sheets and statements of income have been prepared in conformity with GAAP consistently applied (except that the unaudited financial statements set forth in Schedule
5.4 do not contain footnotes required by GAAP), and such balance sheets and related statements of income present fairly in all material respects the financial position and results of operations of the Division as of their respective dates and for the periods covered thereby (except that the Interim Balance Sheet and the related statement of income for the period then ended are subject to normal year-end adjustments).

          5.5. Operations Since Balance Sheet Date. (a) Except as set forth in Schedule 5.5(A), since the Balance Sheet Date, there have been no changes in the Purchased Assets or the Business which have had a Material Adverse Effect.

          (b) Except as set forth in Schedule 5.5(B), since the Balance Sheet Date, each of FFMC and the Subsidiaries has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in such Schedule, each of FFMC and the Subsidiaries has not, in respect of the Business:

          (i) made any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

          (ii) made any capital expenditure or entered into any contract or commitment therefor involving the payment by FFMC or any Subsidiary of an amount in excess of $100,000 (except for the purchase of three Kodak CD-ROM systems previously disclosed to Buyer);

          (iii) entered into any contract for the purchase of real property or for the sale of any Owned Real Property listed in
     Schedule 5.10;

          (iv) sold, leased (as lessor), transferred, assigned or otherwise disposed of (including any transfers to any of Sellers' Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, the Purchased Assets or any of the assets reflected on the Audited Balance Sheet or any assets acquired by FFMC or any Subsidiary after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and except for Permitted Encumbrances;

          (v) cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of the Business;

          (vi) created, incurred, assumed, guaranteed or endorsed, or agreed to create, incur, assume, guarantee or endorse, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (vii) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business;

          (viii) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business;

          (ix) made, or agreed to make, any distribution of assets to any of its Affiliates (other than cash realized upon collection of receivables in the ordinary course of the Business);

          (x) instituted any material increase in any compensation payable to any employee of FFMC or any Subsidiary with respect to the Business (whose annual compensation at the Balance Sheet Date was in excess of $50,000) or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to current or former employees of FFMC or any Subsidiary with respect to the Business;

          (xi) made or authorized any change in the organizational documents of FFMC or any Subsidiary;

          (xii) merged any Subsidiary with or into or consolidated any Subsidiary with any other Person or in any way reclassified any shares of the capital stock of any Subsidiary;

          (xiii) made any material change in the amount or scope of coverage of insurance currently carried;

          (xiv) made any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4;

          (xv) hired any employee whose salary is in excess of $50,000 or entered into a contract with any consultant which requires an annual payment by the Division in excess of $50,000;

          (xvi) delayed or postponed inventory purchases, repair and maintenance of real or personal properties, other than delays or postponements in the ordinary course of business that do not adversely impair the services provided to customers; or

          (xvii)    agreed or committed to do any of the foregoing.

          5.6. Taxes. Except as set forth in Schedule 5.6, in respect of the Business and Purchased Assets (i) each of the Subsidiaries and FFMC has filed or been included in all material Tax Returns required to be filed by it or on its behalf on or before the date hereof; (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i), and all other material Taxes due in respect of periods to which such Tax Returns relate, have been paid or reflected (in accordance with GAAP) as a liability or reserve on the Balance Sheet; (iii) neither the Subsidiaries nor FFMC has waived in writing any statute of limitations in respect of Taxes which waiver is currently in effect; (iv) the Tax Returns referred to in clause (i) with respect to federal Taxes have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (vi) all Taxes which the Subsidiaries or FFMC is required by law to withhold or to collect for payment have been duly withheld or collected, and either (x) timely paid to the appropriate taxing authorities to the extent such Taxes are due and payable, or (y) set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of the Business to the extent such Taxes are not yet due and payable; (vii) all Tax Sharing Arrangements to which the Subsidiaries are a party (other than this Agreement) will terminate prior to the Closing Date and no Subsidiary will have any liability thereunder on or after the Closing Date; (viii) none of the corporate Subsidiaries has been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) for which consolidated Tax returns were filed or were required to be filed other than the Affiliate Group of which FDC is the common parent; and (ix) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Business, the Purchased Assets or the Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.6 shall cause Sellers to be liable for any Taxes for which Sellers are not expressly liable pursuant to Section 8.2 (relating to Tax matters).

          5.7. Availability of Assets and Legality of Use. Except as set forth in Schedule 5.7 and except as contemplated by the Transition Services Agreement, the Purchased Assets constitute all the assets, properties and rights used or held for use in the Business as conducted by FFMC or any Subsidiary prior to the date hereof (including, but not limited to, all books, records, computers and computer programs). Each material item of tangible personal property included in the Purchased Assets from the DPDS and DAS business units of the Division is in good condition (subject to normal wear and tear) and serviceable condition. The tangible personal property included in the Purchased Assets from the IAS business unit of the Division is, in the aggregate, in good condition (subject to normal wear and tear) and serviceable condition. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY PROVIDED FOR HEREIN, ALL OF THE TANGIBLE PERSONAL PROPERTY INCLUDED IN THE PURCHASED ASSETS ARE SOLD TO BUYER "AS IS" WITHOUT IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR INTENDED USE OR OTHERWISE (EXCEPT FOR MANUFACTURER'S WARRANTIES). Schedule 5.7 also sets forth a description of all services provided by either Seller or any Affiliate of Sellers with respect to the Business over the last two years utilizing assets not included in the Purchased Assets and the manner in which the costs of providing such services have been allocated to the Business.

          5.8. Governmental Permits. Each of FFMC and the Subsidiaries owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business as currently conducted (herein collectively called "Governmental Permits").
Schedule 5.8 sets forth such Governmental

Permits. Except as set forth in Schedule 5.8, all such Governmental Permits are in full force and effect and are fully transferrable to Buyer. Complete and correct copies of all of the Governmental Permits listed in Schedule 5.8 have heretofore been delivered to Buyer by FFMC.

          Except as set forth in Schedule 5.8, to the knowledge of Sellers,
(i) each of FFMC and the Subsidiaries has fulfilled and performed in all material respects its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit and (ii) no notice of cancellation, of default or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by FFMC or any Subsidiary.

          5.9.  Real Property.  Schedule 5.9 contains a brief description of
(i) each parcel of real property owned by FFMC and used in or relating to the Business and each parcel of real property owned by any Subsidiary (the "Owned Real Property") and (ii) any parcel of real property which is subject to an option held by FFMC to acquire such real property for use in the Business or an option held by any Subsidiary. Schedule 5.9 also contains a copy of a policy or a commitment for a policy of title insurance for each of the parcels so described. To the knowledge of Sellers, the Owned Real Property has access to public roads and to all utilities, including electricity, sanitary and storm sewers, potable water, natural gas and other utilities necessary for the operation of the Business. The Owned Real Property is properly zoned for its current use and occupation. To the knowledge of Sellers, there are no encroachments or Encumbrances (other than the Permitted Encumbrances) upon any of the parcels comprising the Owned Real Property and no portion of any improvement thereon encroaches upon any property not included within the Owned Real Property or upon the area of any easement affecting the Owned Real Property. The current use or occupancy of the Owned Real Property does not violate in any material respect any instrument or agreement of record affecting such Owned Real Property or any order of any governmental authority having jurisdiction over any of the Owned Real Property.

          5.10. Real Property Leases. Schedule 5.10 sets forth a list and brief description of each lease or similar agreement (showing the location of the real property covered by such lease or other agreement) under which (i) FFMC is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business, (ii) any Subsidiary is lessee of, or holds or operates, any real property owned by any third Person (together with the real property referred to in clause (i), the "Leased Real Property")or (iii) FFMC or any Subsidiary is the lessor of any of the Owned Real Property.

          5.11. Condition of Property. As of the date hereof, except as set forth in Schedule 5.11, no portion of the real estate owned or leased by the Division and none of the tangible personal property included in the Purchased Assets have suffered any material damage by fire or other casualty, in each case which has not heretofore been repaired and restored to its operating condition prior to such damage. FFMC does not owe any money to any architect, contractor, subcontractor or materialman for labor or materials performed, rendered or supplied to, or in connection with, any Owned Real Property or leased real estate relating to the Business within the past twelve (12) months except as set forth in Schedule 5.11. There is no work being done at, or materials being supplied to, any parcel of Owned Real Property at the date hereof other than routine maintenance projects having aggregate costs through completion of not more than $75,000.

          5.12. Condemnation. As of the date of this Agreement, neither the whole nor any part of any of the Owned Real Property or any real property leased, used or occupied by FFMC in connection with the Business or by any Subsidiary is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.

          5.13. Personal Property. Schedule 5.13 contains a list as of March 31, 1998 of all machinery, equipment, vehicles, furniture and other personal property owned by FFMC or any Subsidiary having an original cost of $10,000 or more (which, in the case of FFMC, is used in or relates to the Business).

          5.14. Personal Property Leases. Schedule 5.14 contains as of the date of this Agreement a brief description of each lease or other agreement or right, whether written or oral, (including in each case the annual rental, the expiration date thereof and a brief description of the property covered) under which FFMC or any Subsidiary is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and, in the case of FFMC, is used in or relates to the Business, except those which are terminable by FFMC or any Subsidiary without penalty on 60 days' or less notice or which provide for annual rentals of less than $125,000.

          5.15. Patents and Trademarks. (a) Schedule 5.15 contains a list and description of:

          (i) all United States and foreign patents and patent applications and patent disclosures, all United States and foreign copyright registrations and applications, all material computer software (excluding "shrink-wrap" or similar licenses), all United States, state and foreign trademarks, service marks and trade names for which registrations have been issued or applied for, all other United States, state and foreign trademarks, service marks and trade names, and all Internet domain names owned by FFMC or any Subsidiary or in which FFMC or any Subsidiary holds any right, license or interest and, in each case with respect to FFMC, are primarily used in or primarily relate to the Business (other than such patents, trademarks, service marks and trade names that have not been used by FFMC or any Subsidiary since January 1, 1996), showing in each case the registered or other owner, expiration date and number, if any;

          (ii) all agreements and licenses (excluding "shrink-wrap" or similar licenses for computer software) relating or pertaining to any asset, property or right of the character described in the preceding clause to which FFMC or any Subsidiary is a party, showing in each case the parties thereto;

          (iii) all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures or uses of ideas primarily used in or primarily relating to the Business to which FFMC is a party or to which any Subsidiary is a party, showing in each case the parties thereto; and

          (iv) all registered assumed or fictitious names under which FFMC or any Subsidiary is conducting the Business or has within the previous three years conducted the Business.

          (b) Except as set forth in Schedule 5.15: (i) with the exception of claims contained in unissued patent applications (if any), FFMC or a Subsidiary owns all right, title and interest in and to, or has a valid and enforceable license to use as currently used by FFMC or any Subsidiary in connection with the Business, free and clear of all Encumbrances except Permitted Encumbrances and subject to the limitations imposed by each applicable licensor, all of the Intellectual Property Rights; (ii) FFMC or a Subsidiary has taken reasonable steps to maintain and protect all of the Intellectual Property Rights FFMC or any Subsidiary owns and will continue to maintain and protect the same prior to the Closing so as not to materially adversely affect the validity or enforceability thereof; (iii) neither FFMC nor any Subsidiary has agreed to indemnify any Person for or against any interference, infringement or misappropriation with respect to any Intellectual Property Rights FFMC or any Subsidiary owns; (iv) immediately subsequent to the Closing, the Intellectual Property Rights will be owned by or be available for use by Buyer on terms and conditions substantially identical to those under which FFMC and its Subsidiaries owned or used the Intellectual Property Rights immediately prior to the Closing (assuming the payment by Buyer of any software transfer costs), except for Intellectual Property Rights which the failure to so own or to so use would not reasonably be expected to have a Material Adverse Effect; (v) no proceedings are pending or, to the knowledge of Sellers, threatened against FFMC or any Subsidiary that challenge (A) the validity, enforceability or ownership by FFMC or any Subsidiary of any Intellectual Property Rights that are owned by FFMC or any Subsidiary or (B) the ownership by FFMC or any Subsidiary of any other right or property described in Schedule 5.15; and (vi) to the knowledge of Sellers, there is no infringement or misappropriation by any other Person of any Intellectual Property Rights that are owned by FFMC or any Subsidiary.

          (c) To the knowledge of Sellers, the operations, activities, products, equipment, machinery or processes of the Business do not infringe, misappropriate or violate the patents, patent rights, trade secrets, trademarks, service marks, trade names, Internet domain names, copyrights or other property rights of any other Person. Since January 1, 1996, neither FFMC nor any Subsidiary has received any notice from any other Person pertaining to or challenging the right of FFMC or any Subsidiary to use any of the Intellectual Property Rights.

          (d) Each of FFMC and the Subsidiaries has ownership and possession of the source code and user and system documentation for all computer software owned by FFMC or any Subsidiary and set forth in Schedule 5.15.

          (e) (i) FFMC has provided to the Buyer true and complete copies of the plans relating to the Sellers' year 2000 compliance efforts being undertaken by the Sellers in connection with the Business (the "Y2K Plans"), together with true and complete copies of the most recent status reports relating to the Y2K Plans (the "Y2K Reports"). Expenditures related to the Y2K Plans have been included in the Company's budget.

          (ii) Buyer agrees that in connection with the implementation of the DAS Y2K Plan set forth in Schedule 5.15(E) (the "DAS Y2K Plan"), it will provide to Richard Lowrie or to a replacement identified by Sellers, approved by Buyer, such approval not to be unreasonably withheld (Lowrie or his replacement, the "Seller Y2K Executive") access to all Buyer employees and records relating to such implementation, as may be necessary in the judgment of the Seller Y2K Executive to allow the Seller Y2K Executive to evaluate the implementation of the DAS Y2K Plan, including without limitation copies of all status or progress reports prepared by Buyer or any third party and all financial records relating to expenditures for the DAS Y2K Plan and the right to attend, in person or telephonically, all internal Buyer meetings, briefings or conference calls regarding the status of the implementation of the DAS Y2K Plan. The Seller Y2K Executive may provide written requests for access to specific Buyer records and to specific Buyer employees in connection with the monitoring function and Buyer will promptly respond to such requests. The Seller Y2K Executive will evaluate the status of the DAS Y2K Plan and provide written recommendations to Buyer regarding steps required to be taken by Buyer to complete the steps outlined in the DAS Y2K Plan. Provided that Buyer has provided access to all the information required and implemented all written recommendations of the Seller Y2K Executive and the costs of implementation of the DAS Y2K Plan, including the written recommendations of the Seller Y2K Executive, exceed $1.2 million, Sellers will reimburse Buyer for 100% of such costs incurred by Buyer between $1.2 million and $3.0 million. Sellers will be responsible for no costs incurred by Buyer in connection with implementation of the DAS Y2K Plan in excess of $3 million. Sellers agree that Buyer may assign its rights under this Section 5.15(e)(ii) to a purchaser of the DAS business subject to the terms and conditions contained in this Section 5.15(e)(ii) and to the assumption by such purchaser of Buyer's obligations.

          5.16. Receivables; Inventories. All accounts receivable of the Division have arisen from bona fide transactions by the Division in the ordinary course of business. Sellers are not aware of any facts or circumstances which would be reasonably likely to result in any material increase in the uncollectability of such receivables as a class in excess of the reserve therefor set forth on the Interim Balance Sheet. The inventories of the Division (including raw materials, supplies, work-in-process, finished goods and other materials but excluding equipment and spare parts) are in good and merchantable condition and fit for the purposes for which they were procured, processed or prepared.

          5.17. Title to Property. Except as set forth in Schedule 5.17, FFMC or one of the Subsidiaries possesses good and marketable title to all of the Owned Real Property and all buildings, structures and other improvements thereon, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. FFMC or one of the Subsidiaries has good and marketable title to all of the other tangible Purchased Assets purported to be owned by it, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, FFMC will thereby transfer to Buyer good and marketable title to all of the tangible Purchased Assets purported to be owned by it or any of the Subsidiaries, subject to no Encumbrances, except for Permitted Encumbrances. FFMC or one of the Subsidiaries has valid and subsisting leasehold interests in the Leased Real Property, all free and clear of any Encumbrances other than Permitted Encumbrances and the matters disclosed in Schedule 5.10.

          5.18. Employees and Related Agreements; ERISA. (a) Except as described in Schedule 5.18(A), neither FFMC nor any Subsidiary is, with respect to the Business, a party to or bound by any oral or written:

          (i) employee collective bargaining agreement, employment agreement, consulting, advisory or service agreement, deferred compensation agreement or confidentiality agreement with employees or other agreement regarding rates of pay or working conditions of any employees engaged in the Business;

          (ii) contract or agreement with any present or former officer, director or employee, agent, or attorney-in-fact of FFMC or any Subsidiary; or

          (iii) stock option, stock purchase, bonus, commission sales or other incentive plan or agreement.

          FFMC has made any commission sales plans available to Buyer.

          (b) Except as described in Schedule 5.18(B), neither FFMC nor any Subsidiary maintains, or is required to contribute to, any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) or "welfare benefit plan" (as such term is defined in Section (1) of ERISA), on behalf of any employees of the Business. FFMC has delivered to Buyer, with respect to each of the plans described in such Schedule, correct and complete copies of
(i) all plan documents and amendments, trust agreements and insurance contracts, (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed and (iii) the current summary plan description.

          (c) Neither FFMC nor any of the Subsidiaries contributes, or is obligated or has ever been obligated to contribute, to any multiemployer plan (within the meaning of section 4001 of ERISA) with respect to employees of the Business.

          (d) Schedule 5.18(D) contains: (i) a list of all employees or commission salespersons, consultants, agents or other representatives employed in connection with the Business as of April 23, 1998, (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Business) provided by FFMC or any Subsidiary to, any such persons and (iii) a list of any payments or commitments of FFMC or any Subsidiary to pay any severance or termination pay to such persons or former employees of the Division.

          (e) Except as set forth in Schedule 5.18(E), to the knowledge of Sellers, neither FFMC nor any Subsidiary is involved in any material transaction or other situation with any employee, officer, director or Affiliate of FFMC which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of FFMC or any Subsidiary.

          (f) Except as described in Schedule 5.18(F), no event has occurred, and there exists no condition or set of circumstances, with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) in connection with which any Subsidiary has any liability to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Person under ERISA, the Code or any other applicable law.

          5.19. Employee Relations. Except as set forth in Schedule 5.19, each of FFMC and the Subsidiaries has complied and is in compliance with in respect of the Business in all material respects with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining. During the past five years, except as set forth in Schedule 5.19, neither the Division nor the Subsidiaries has experienced any strikes, grievances, unfair labor practice claims or other material employee disputes.

          5.20. Contracts. As of the date of this Agreement, except as set forth in Schedule 5.20 or any other Schedule hereto, FFMC is not, with respect to the Business, and the Subsidiaries are not a party to or bound by:

          (i)  any contract for the purchase or sale of real property;

          (ii) any contract for the purchase of raw materials, supplies, services or equipment which FFMC reasonably anticipates will involve the annual payment of more than $250,000 after the date hereof;

          (iii) any contract for the sale of products or services of the Business which FFMC reasonably anticipates will involve the annual payment of more than $500,000 after the date hereof;

          (iv) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract which FFMC reasonably anticipates will involve the annual payment by the Division of more than $50,000 after the date hereof;

          (v) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

          (vi) any agreement which provides for the incurrence by FFMC or any Subsidiary of debt for borrowed money including capitalized leases;

          (vii) any agreement containing competitive restraints on the ability of the Division to purchase supplies or to sell any products or services;

          (viii) any contracts which contain restrictions with respect to the payment of dividends or any other distribution in respect of the capital stock of any Subsidiary;

          (ix) any agreement relating to the acquisition or divestiture of the capital stock or equity securities, assets or business of any Subsidiary;

          (x) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by either FFMC or any Subsidiary, other than in the ordinary course of business or pursuant to agreements in effect on the date hereof; or

          (xi) any other contract, agreement, commitment, understanding or instrument which is material to the Business.

          5.21. Status of Contracts. Except as set forth in Schedule 5.21 or in any other Schedule hereto, each of the leases, contracts and other agreements listed in Schedules 5.10, 5.14, 5.15, 5.18 and 5.20 (collectively, the "Seller Agreements") constitutes a valid and binding obligation of FFMC or the Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles). Except as set forth in Schedule 5.21, (i) neither FFMC nor any Subsidiary is in material breach or material default under any of the Seller Agreements, (ii) no event has occurred which, with notice, or lapse of time or both, would constitute a material breach or material default thereof by FFMC or any Subsidiary or, to the knowledge of Sellers, constitute a material breach or material default thereof by any other party thereto and (iii) neither FFMC nor any Subsidiary has repudiated, and, to the knowledge of Sellers, no other party thereto has repudiated, any material provision thereof. Complete and correct copies of each of the Seller Agreements have heretofore been made available to Buyer by FFMC.

          5.22. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.22:

          (i) to the knowledge of Sellers, each of FFMC and the Subsidiaries has complied and is in compliance in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the Business or which would be reasonably expected to materially impair the ability of Sellers to perform its obligations hereunder;

          (ii) as of the date hereof, there are no lawsuits, arbitrations, claims, suits, proceedings or investigations pending or, to the knowledge of Sellers, threatened against FDC, FFMC or any Subsidiary in respect of the Purchased Assets or the Business; and

          (iii) as of the date hereof, there is no action, suit, claim, arbitration, investigation or proceeding pending or, to the knowledge of Sellers, threatened relating to the transactions contemplated by this Agreement.

          5.23.  Environmental Matters.  Except as set forth in Schedule 5.23:

          (i) the operations of the Business comply and have complied in all material respects with all applicable Environmental Laws;

          (ii) each of FFMC and its Subsidiaries owns, holds, possesses or has applied for all Governmental Permits which are necessary under Environmental Laws to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Business substantially as currently conducted;

          (iii) neither FFMC, with respect to the Business, nor any of the Division Real Property nor any Subsidiary is the subject of any investigation by, order from or written agreement with any Person (including without limitation any prior owner or operator of the Division Real Property) respecting (x) any Environmental Law, (y) any Remedial Action or (z) any claim of Environmental Losses and Environmental Expenses arising from the Release or threatened Release of a Contaminant into the environment;

          (iv) neither FFMC (with respect to the Business) nor any Subsidiary is subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a material violation of or material liability under any Environmental Law;

          (v) since January 1, 1994, neither FFMC (with respect to the Business) nor any Subsidiary has (in each case, for which there is any ongoing liability or continuing obligations):

               (x) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; or

               (y) filed a notice pursuant to Section 103(c) of CERCLA;

          (vi) since January 1, 1994, neither FFMC nor any Subsidiary has received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release of a Contaminant into the environment from or on the Division or is the Division Real Property or, to the knowledge of Sellers, any property in the immediate vicinity of the Division Real Property, listed or formally proposed for listing on the National Priority List promulgated pursuant to CERCLA or on any other Federal or state list of Contaminant sites requiring investigation or cleanup;

          (vii) to the knowledge of Sellers, no Environmental Encumbrance has attached to the Division Real Property;

          (viii) contaminants have not been used, generated, transported to or from, treated, stored, Released or disposed of in, onto, under or from the Division Real Property by FFMC or any Subsidiary in violation of any Environmental Law or, to the knowledge of Sellers, by any predecessor-in-title or agent of Sellers or any other person or entity at any time;

          (ix) any PCBs or PCB-containing equipment owned by FFMC or any Subsidiary or any asbestos-containing materials known to Sellers at the Division Real Property conform in all material respects with applicable Environmental Laws;

          (x) to the knowledge of Sellers, there are no underground tanks or any other underground storage facilities (other than stormwater drainage basins) located on the Owned Real Property; and

            (xi) to the knowledge of Sellers, the Division has no liabilities related to, associated with or arising out of (i) the occupancy, operation, use or control of any of the Division Real Property on or prior to the Closing Date or (ii) the operation of the Business on or prior to the Closing Date, in each case resulting from the violation of any Environmental Law, including without limitation any Release or threatened Release of any Contaminant on, in, at, to, beneath or from (A) the Division Real Property (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) or (B) any real property or facility owned by a third Person to which Contaminants generated by the Business were sent prior to the Closing Date.

          5.24. Insurance. FFMC or its Affiliates maintain, with respect to the Business and the Purchased Assets, policies of fire and extended coverage and casualty, liability worker's compensation and other forms of insurance in such amount and against such risks and losses as are in its judgment prudent and shall use reasonable efforts to keep such insurance or comparable insurance in full force and effect through the Closing Date. Schedule 5.24 sets forth the claim history of the Division for the past three years under all such policies.

          5.25. No Finder. Neither of Sellers, any Subsidiary nor any Person acting on their behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Morgan Stanley & Co. Incorporated, whose fees and expenses, to the extent payable, shall be paid by Sellers. Sellers are solely responsible for any payment, fee or commission that may be due to Morgan Stanley & Co. Incorporated in connection with the transactions contemplated hereby.

          5.26. Certain Agreements. Except as set forth in Schedule 5.26, neither FFMC, any of the Subsidiaries nor any of their Affiliates is a party to any agreement with any officer, director or employee of the Division (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction or relating to a transaction involving the Business or the Division of the nature of the transaction contemplated by this Agreement or (ii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than, in each case, agreements as to which Sellers will assume sole responsibility.

          5.27. Form Agreements. Schedule 5.27 contains copies of a representative sample of the standard form of contracts used in the Business. To the knowledge of Sellers, as of the date hereof, there are no service problems resulting in a service re-run that are outside of the ordinary course of business and in excess of $25,000.

          5.28.  Customers and Suppliers.

          (i) Schedule 5.28 lists the fifty largest customers (based on revenues) of the Division for each of the two most recent fiscal years.

          (ii) Since December 31, 1997 through the date hereof, no material supplier of the Division has indicated in writing or, to the knowledge of Sellers, otherwise that it shall stop supplying materials, products or services to the Division, and no customer listed on Schedule 5.28 has indicated in writing or, to the knowledge of Sellers, otherwise that it shall stop buying materials, products or services from the Division.

          (iii) Since December 31, 1997, except as indicated on Schedule 5.28, the Division has not changed its pricing structure with respect to any customer listed on Schedule 5.28, other than non-material price increases or decreases to meet competition in the ordinary course of business and has not experienced any price increases by any of its material suppliers, other than non-material price increases which FFMC believes are similar to price increases that such suppliers have imposed on similarly situated companies.

          5.29. Liabilities. Other than those reflected on the audited December 31, 1997 balance sheet and the notes thereto or disclosed in
Schedule 5.29 or any other schedule hereto, to the knowledge of Sellers, there are no liabilities or obligations relating to the Business of any kind, absolute, accrued, contingent, known or unknown, or otherwise, whether due or to become due, that would constitute a liability which by its nature or character would be required to be recorded or disclosed in accordance with GAAP other than liabilities incurred in the ordinary course of business since December 31, 1997 or taken into account in the calculation of Closing Net Working Capital.

          5.30. Book and Records of Subsidiaries. The respective minute books of the Subsidiaries, as previously made available to Buyer and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent), the respective stockholders and Boards of Directors of each Subsidiary. No Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Sellers or a Subsidiary.

                                      ARTICLE VI
                       REPRESENTATIONS AND WARRANTIES OF BUYER

          As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:

          6.1. Organization of Buyer. Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

          6.2. Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Sellers) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and (assuming the valid authorization, execution and delivery thereof by FDC or FFMC, as the case may be) upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

          Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

          (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting Buyer, other than, in the case of clause (2), any such conflicts, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

          (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, notice, filing or registration with, any Person, except for (A) in connection, or in compliance, with the provisions of the HSR Act and (B) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          6.3. No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

          (i) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

          (ii) as of the date hereof, there is no action, suit, claim, arbitration, investigation or proceeding pending or, to the knowledge of Buyer, threatened relating to the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

          6.4. No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to Gleacher NatWest, Inc., whose fees and expenses, to the extent payable, shall be paid by Buyer. Buyer is solely responsible for any payment, fee or commission that may be due to Gleacher NatWest, Inc. in connection with the transactions contemplated hereby.

          6.5. Financial Ability. Buyer has the financial ability to consummate the transactions contemplated by this Agreement and has furnished FFMC with evidence thereof.

                                     ARTICLE VII
                           ACTION PRIOR TO THE CLOSING DATE

          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

          7.1. Investigation of Purchased Assets by Buyer. FFMC, the Subsidiaries and their respective officers, employees, agents, accountants and attorneys shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants, attorneys and lenders) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of FFMC and the Subsidiaries to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the Business as shall be reasonably requested. Buyer and Sellers agree that, pursuant to the Confidentiality Agreement, Buyer has and may continue to provide potential acquirors of the DPDS and DAS units of the Division with the information obtained by Buyer pursuant to this Section 7.1, it being agreed by Buyer that such potential acquirors shall not have direct access to the offices, properties, employees and business and financial records of the Division. In addition to the foregoing, Buyer and its officers, employees, agents and authorized representatives may, upon reasonable advance notice and with the participation of FFMC or its representatives, contact customers and suppliers of the Division. Buyer agrees that the investigation contemplated by this
Section 7.1 shall be conducted in such a manner as not to interfere unreasonably with the operations of FFMC or the Subsidiaries.

          7.2. Notification. Each of Buyer and Sellers shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each of Buyer and Sellers shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced which would have been listed in Schedule 5.22 or Schedule 6.3, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. Sellers shall update Schedule 5.22 for any such lawsuit, claim, proceeding or investigation and shall update Schedules
5.20 and 5.28(ii) for any item which, if existing prior to the date of this Agreement, would have been required to be set forth on such schedule. Each of Buyer and Sellers shall promptly notify the other if any of them discovers a breach of the representations, warranties or covenants contained in this Agreement.

          7.3.  Consents of Third Parties; Governmental Approvals; Closing.
(a) FFMC and Buyer will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Seller Agreement required to be obtained to assign or transfer any such Agreements to Buyer (or, in the case of the DAS unit of the Division, to transfer such Agreements to ACS) and to obtain the release of FFMC from liability in respect thereof; provided, however, that neither FFMC nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that FFMC shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyer (which consent shall not be unreasonably withheld).

          (b) During the period prior to the Closing Date, and after the Closing Date, as necessary, FFMC and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer, to permit the consummation of the transactions contemplated by this Agreement; provided, however, that FFMC shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer (which consent shall not be unreasonably withheld).

          (c) Subject to the terms and conditions contained herein, each of Sellers and Buyer agrees to use its commercially reasonable efforts to effectuate the transactions contemplated hereby as expeditiously as reasonably practicable, to fulfill and cause to be fulfilled the conditions to Closing (including consummating the financing contemplated by Section 9.5) and to release any liens that are not Permitted Encumbrances.

          7.4. Operations Prior to the Closing Date. (a) FFMC shall, and shall cause each of the Subsidiaries to, operate and carry on the Business only in the ordinary course. Consistent with the foregoing, FFMC shall, and shall cause each of the Subsidiaries to, keep and maintain the Purchased Assets in good operating condition and repair and shall use its reasonable efforts consistent with good business practice to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

          (b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement, except as set forth in Schedule 7.4(B) or except with the express written approval of

Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Sellers shall not with respect to the Business (and shall cause each of the Subsidiaries not to):

          (i) make any material change in the Business or its operations, except such changes as may be required to comply with any applicable Requirements of Law;

          (ii) make any capital expenditure or enter into any contract or commitment therefor involving the payment by FFMC or any Subsidiary of an amount in excess of $100,000 (except for the purchase of three Kodak CD-ROM systems previously disclosed to Buyer);

          (iii) enter into any contract for the purchase of real property or for the sale of any Owned Real Property listed in Schedule 5.10;

          (iv) sell, lease (as lessor), transfer, assign or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory sold or otherwise disposed of in the ordinary course of the Business, Permitted Encumbrances and personal property no longer useful in the ordinary course of the Business and not having a fair market value in excess of $100,000 in the aggregate;

          (v) cancel any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the ordinary course of the Business;

          (vi) create, incur, assume, guarantee or endorse or agree to create, incur, assume, guarantee or endorse any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of the Business) or enter into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

          (vii) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business;

          (viii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business;

          (ix) make, or agree to make, any payment of cash or distribution of assets to any of its Affiliates (other than cash realized upon collection of receivables generated in the ordinary course of the Business);

          (x) institute any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to its current or former employees, except as may be required to comply with applicable Requirements of Law or contracts in effect on the date hereof; provided, however, that FFMC and the Subsidiaries, as the case may be, shall notify Buyer of any such permitted increase not later than the 10th day following the effectuation of such increase;

          (xi) make any change in the compensation of its employees whose salary and bonus exceeds $50,000, other than changes made in accordance with normal compensation practices and consistent with past compensation practices or pursuant to contracts in effect on the date hereof, provided, however, that FFMC and the Subsidiaries, as the case may be, shall notify Buyer of any such permitted increase not later than the 10th day following the effectuation of such increase;

          (xii) make or authorize any change in the organizational documents of any Subsidiary;

          (xiii) merge any Subsidiary with or into or consolidate any Subsidiary with any other Person or in any way reclassify any shares of the capital stock of any Subsidiary;

          (xiv) make any material change in the amount or scope of insurance coverage currently carried;

          (xv) make any change in the accounting policies applied in the preparation of the financial statements contained in Schedule 5.4;

          (xvi) hire any employee whose salary is in excess of $50,000 or enter into a contract with any consultant which requires an annual payment by the Division in excess of $50,000;

          (xvii) delay or postpone inventory purchases, repair and maintenance of real or personal properties, other than delays or postponements in the ordinary course of business that do not adversely impair the services provided to customers;

          (xviii) enter into any lease or license agreement (or series of related leases or licenses) which FFMC reasonably anticipates will involve the annual payment of more than $125,000;

          (xix) enter into any contract for the purchase of raw materials, supplies, services or equipment which FFMC reasonably anticipates will involve the annual payment of more than $250,000; or

          (xx) agree or commit to do any of the foregoing.

          7.5. Formation of LLC; Data Preparation, Inc.. (a) On or prior to the Closing Date, FFMC shall cause Appalachian Computer Services, Inc. to be merged with and into a newly formed limited liability company. In such case, FFMC agrees that, as of the Closing, such limited liability company will be directly and wholly owned by FFMC and will have not engaged in any business activities or conducted any operations or incurred or assumed any liability (other than as a result of the merger with Appalachian Computer Services, Inc.). FFMC will treat such limited liability company as a division for federal (and state and local to the extent possible) income tax purposes and will not elect (or allow such limited liability company to elect) to treat such limited liability company as a corporation for federal, state and local income tax purposes.

          (b) On or prior to the Closing Date, Sellers will cause ACS to distribute the capital stock of Data Preparation, Inc. to FFMC and will thereafter liquidate Data Preparation, Inc.

          7.6. Antitrust Law Compliance. As promptly as practicable after the date hereof (but in no event later than five business days after the date hereof), Buyer and Sellers shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Buyer and Sellers agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

          7.7. Audited Financial Statements. As promptly as reasonably practicable, Sellers shall, at the expense of Buyer, cause the balance sheets of the Division as of December 31, 1996 and December 31, 1995, respectively, contained in Schedule 5.4 and the related statements of income contained in
Schedule 5.4, together with the statements of cash flows for the years then ended, to be audited by Ernst & Young LLP. Sellers shall cause Ernst & Young LLP to deliver its report concerning such financial statements as promptly as reasonably practicable (but in no event later than 45 days after the Closing
Date).

          7.8. Acquisition Proposals. Each Seller agrees that it, and its Affiliates, officers and directors, and the officers and directors of its Affiliates, shall not, and each of them shall direct and use its commercially reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or stockholders, as the case may be) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of, the Division or the Purchased Assets (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Sellers shall notify Buyer promptly if any Acquisition Proposal is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, Sellers, and shall promptly request each person which has heretofore executed a confidentiality agreement to return to Sellers or destroy all confidential information heretofore furnished to such person by or on behalf of Sellers.

                                     ARTICLE VIII
                                ADDITIONAL AGREEMENTS

          8.1. Use of Names. Sellers are not conveying ownership rights or granting Buyer a license to use any of the tradenames or trademarks of FDC or any Affiliate of FDC (other than the trademarks identified on Schedule 5.15) and, after the Closing, Buyer shall not use in any manner the names or marks of FDC or any Affiliate of FDC (other than the trademarks identified on Schedule 5.15) or any word that is similar in sound or appearance to such names or marks. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 8.1, FDC and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section
8.1 may cause FDC and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.1, FDC and any of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.1.

          8.2.  Tax Matters.

          8.2.1. Liability for Taxes. (a) Sellers shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Buyer Group Member from and against:
(A) all Taxes (whether assessed or unassessed) applicable to the

Business, the Purchased Assets or the Assumed Liabilities (other than Taxes imposed on the Subsidiaries, or for which the Subsidiaries may otherwise be liable), in each case attributable to Pre-Closing Tax Periods, (B) all Taxes imposed on any Subsidiary pursuant to Treas. Reg. Section 1.1502-6 or similar provision of state or local law as a result of the Subsidiary having been a member of Seller Tax Group, and (C) all Taxes imposed on the Subsidiaries, or for which the Subsidiaries may otherwise be liable, for Pre-Closing Tax Periods; provided, however, that Sellers shall not be liable for or pay, and shall not indemnify or hold harmless any Buyer Group Member from or against:
(I) any Tax liability or reserve taken into account in the calculation of the Closing Net Working Capital as provided for in Section 3.2, (II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the issued and outstanding capital stock of Employee Benefits Plans, Inc. or that result from any Buyer Group Member engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of Employee Benefits Plans, Inc. for federal, state or local Tax purposes, and (III) any Taxes imposed on the Purchased Assets, the Business or any of the Subsidiaries as a result of transactions engaged in by any Buyer Group Member occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after 12:01 a.m. on the Closing Date (Taxes described in this proviso hereinafter "Excluded Taxes"). Buyer and Sellers agree that, with respect to any transaction described in clause (III) of the preceding sentence, the Subsidiaries (excluding in this case the LLCs) and all persons related to such Subsidiaries under Section 267(b) of the Code immediately after the Closing Date shall treat the transaction for all federal income Tax purposes (in accordance with Treas. Reg. Section 1.1502-76(b)(1)(ii)(B), and (to the extent permitted) in accordance with other income Tax purposes) as occurring at the beginning of the day following the Closing Date. Sellers shall be entitled to any refund of (or credit for) Taxes attributable to Pre-Closing Tax Periods.

           (b) Buyer shall be liable for and pay, and pursuant to Article XI (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member against: (A) all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets or the Assumed Liabilities (other than Taxes imposed on the Subsidiaries, or for which the Subsidiaries may otherwise be liable), in each case attributable to Post-Closing Tax Periods; (B) all Taxes imposed on the Subsidiaries, or for which the Subsidiaries may otherwise be liable, for Post-Closing Tax Periods; and (C) Excluded Taxes. Except as otherwise provided herein, Buyer shall be entitled to any refund of (or credit for) Taxes attributable to Post-Closing Tax Periods.

          (c) For purposes of Sections 8.2.1(a) and (b), whenever it is necessary to determine the liability for Taxes attributable to Pre-Closing Tax Periods, on one hand, and Post-Closing Tax Periods, on the other hand, such determination shall be made on a "closing of the books basis" by assuming that the relevant books were closed at the close of the Closing Date; provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after 12:01 a.m. on the Closing Date shall be allocated to Post-Closing Tax Periods, and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between Pre-Closing Tax Periods and Post-Closing Tax Periods on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be so apportioned on a daily basis. Notwithstanding the foregoing provisions of this paragraph (c), if the transactions contemplated by this Agreement result in the reassessment of the value of any property owned by the Division or any Subsidiary for property Tax purposes, or the imposition of any property Taxes at a rate which is different than the rate that would have been imposed if such transactions had not occurred, then (y) the portion of such property Taxes for the Pre-Closing Tax Period shall be determined on a daily basis, using the assessed value and Tax rate that would have applied had such transactions not occurred, and (z) the portion of such property Taxes for the Post-Closing Tax Period shall be the total property Taxes for the relevant taxable year or period minus the amount described in clause (y) of this sentence.

          (d) Notwithstanding paragraphs (a), (b), and (c) of this Section 8.2.1, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Business or the Purchased Assets shall be paid 50% by Buyer and 50% by Sellers.

          (e) Sellers or the Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this
Section 8.2.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give written notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

          8.2.2. Tax Returns. (a) Subsidiaries (other than LLCs). Sellers shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to each Subsidiary (other than any LLC) for taxable years or periods ending on or before the Closing Date (in the case of Tax Returns required to be filed by or with respect to any such Subsidiary on a combined, consolidated or unitary basis with either Seller or any Affiliate thereof other than solely any Subsidiary) or due on or before the Closing Date (with respect to other Tax Returns), and in each case Sellers shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Sellers pursuant to the preceding sentence, such Tax Returns shall be prepared by Sellers in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns unless Sellers are advised in writing by their tax advisor that there is no reasonable basis under relevant Tax law to take such position, election or method. Buyer shall prepare and, except as provided below, timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to each Subsidiary (other than any LLC) and, except as provided below, Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence that relate to taxable years or periods ending on or before the Closing Date (w) such Tax Returns shall be prepared by Buyer in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including, without limitation, positions which would have the effect of accelerating income to periods for which Sellers are liable or deferring deductions to periods for which Buyer is liable) unless Buyer is advised in writing by its tax advisor that there is no reasonable basis under relevant Tax law to take such position, election or method, (x) such Tax Returns shall be submitted to Sellers not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Sellers, (y) Buyer shall make any changes to such Tax Returns as Sellers shall request in its sole discretion and (z) upon final approval by Sellers, Sellers shall file such Tax Returns and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

          (b) Purchased Assets (other than non-LLC Subsidiaries). Except as provided in Section 8.2.2(a), Sellers and Buyer will each prepare and timely file when due (taking into account all extensions properly obtained) all Tax Returns that are required under applicable law with respect to the Business, the Purchased Assets and the Assumed Liabilities (or with respect to any LLC) and will each remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

          (c) Reimbursement. Sellers or Buyer shall pay the other party for the Taxes for which Sellers or Buyer, respectively, is liable pursuant to this Section 8.2. but which are payable with any Tax Return to be filed by the other party pursuant to this Section 8.2.2 upon the written request of the party entitled to payment, setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event earlier than 10 days (nor later than 5 days) prior to the due date for paying such Taxes.

          8.2.3. Contest Provisions. (a) Buyer or Sellers, as the case may be, shall promptly notify the other party in writing upon receipt by them, any of their Affiliates, or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which the other party might be liable pursuant Section 8.2.1.

          (b) Sellers (x) shall, with respect to Taxes imposed on a Subsidiary, have the sole right to represent each Subsidiary's interests in any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods or otherwise relating to Taxes for which Sellers may be liable pursuant to this Section 8.2, and to employ counsel of its choice at its expense, and (y) shall, with respect to Taxes imposed on the Business, Purchased Assets, and Assumed Liabilities (other than Taxes imposed on a Subsidiary), have the sole right to control any Tax audit or administrative or court proceeding relating to Pre-Closing Tax Periods, and to employ counsel of its choice at its own expense; provided, however, that Buyer shall have the right to participate in the Tax audits or administrative or court proceedings described above at its own expense. Sellers shall not be entitled to settle a Tax claim under the preceding sentence without Buyer's consent (which consent shall not be unreasonably withheld) if such settlement would result in Buyer or any of the Subsidiaries being bound legally (in a way in which a closing agreement under Section 7121 of the Code entered into by a taxpayer with respect to a proposed adjustment may legally bind the taxpayer for future years with respect to such adjustment) for Tax periods (or portions thereof) beginning after the Closing Date and in all cases would result in a Material Adverse Effect; provided, however, that Sellers shall not be so restricted if and to the extent Sellers provide indemnification for such Material Adverse Effect. In the case of a Straddle Period with respect to Taxes imposed on a Subsidiary, Sellers shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending on and including the Closing Date and, with the written consent of Buyer, and at Seller's sole expense, may assume the entire control of such audit or proceeding. None of Buyer, any of its Affiliates, or any Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to this Section 8.2, without the prior written consent of Seller, which consent may not be unreasonably withheld.

          8.2.4. Assistance and Cooperation. After the Closing Date, each of Sellers and Buyer shall (and cause their respective Affiliates to):

          (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.2.2;

          (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns;

          (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes;

          (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of each Subsidiary for taxable periods for which the other may have a liability under Section 8.2.1;

          (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

          (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in paragraph (d) of Section 8.2.1 (relating to sales, transfer and similar Taxes); and

          (vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this
     Section 8.2.

          8.2.5. Defined Terms. For purposes of this Section 8.2, and any relevant defined terms used herein, Closing Date means the date on which the Closing occurs.

          8.3. Employees and Employee Benefit Plans. (a) Effective upon Closing but as of 11:59 p.m., Chicago time, on the day immediately preceding the Closing Date, the employment by FFMC and the employment by any Subsidiary of employees (other than Richard Lowrie who shall remain an employee of Sellers) engaged in the Business (collectively, the "Transferred Employees") shall terminate and such employees shall cease to participate in any employee benefit plans maintained by or for the benefit of FFMC or any Subsidiary. Notwithstanding the preceding sentence, Sellers will, as an accommodation to Buyer, allow the Transferred Employees to remain on Sellers' medical plan for a transition period ending no later than July 1, 1998 and Buyer agrees to promptly reimburse Sellers for all associated costs and liabilities. Buyer shall offer employment to all persons whose employment was so terminated effective at 12:00 a.m., Chicago time, on the Closing Date (provided, that Buyer may elect not to offer employment to the persons listed on Schedule 8.3(A)). Buyer shall be solely responsible for the payment of any severance pay to any Transferred Employees, except as provided in the following two sentences. Sellers shall be responsible for the payment of any severance pay to the persons listed on Schedule 8.3(A) if such persons are not offered employment by Buyer or are terminated by Buyer within six months after the Closing Date so long as Buyer does not increase the amount of such severance payments in excess of the amounts payable under Sellers' severance plan. In addition, Sellers shall reimburse Buyer for up to $300,000 of severance pay which becomes payable to Transferred Employees within six months after the Closing Date. If Buyer does not offer employment to the persons listed on
Schedule 8.3(A), such persons shall not be considered Transferred Employees for purposes of this Section 8.3. Buyer shall assume responsibility and liability for any penalties or liabilities arising under the Warn Act with respect to the termination of any Transferred Employees on or after the Closing Date. FFMC shall assume responsibility and liability for any penalties or liabilities arising under the Warn Act with respect to the termination of any Transferred Employees prior to the Closing Date. Buyer acknowledges that it has not informed FFMC of any planned or contemplated decisions or actions by Buyer that would require the service of notice under the Warn Act.

          (b) Buyer agrees that, effective as of the day after the Closing Date, Buyer shall permit Transferred Employees to participate in employee benefit plans, vacation, holiday and other fringe benefit plans ("Buyer's Plans") providing benefits which are competitive in the industry.

          (c) As soon as is practicable after the Closing Date, but effective as of the Closing Date and for a period of one year thereafter, Buyer shall provide a severance pay program which is comparable to the Division's severance pay program or shall permit Transferred Employees to participate in Buyer's severance plan. For purposes of computing severance benefits, employment of Transferred Employees by FFMC or any Subsidiary prior to the Closing Date shall be treated as if it were employment by Buyer after the Closing Date.

          (d) Buyer's Plans which are employee pension benefit plans (as defined in Section 3(2) of ERISA) shall be amended to provide that employment of Transferred Employees by FFMC or any Subsidiary prior to the Closing Date should be treated as employment by Buyer after the Closing Date for purposes of determining when Transferred Employees become eligible to participate in and the vested interest of any Transferred Employee in benefits under, such Buyer's Plans. Sellers and Buyer shall take such action as may be necessary to effectuate a trust-to-trust transfer of the First Data Incentive Savings Plan ("Seller's Savings Plan") 401(k) account balances of Transferred Employees to a comparable Buyer's Plan as follows. As soon as practicable after Closing, Sellers shall cause the account of each Transferred Employee who participates in Seller's Savings Plan to be valued. As of such valuation date, assets equal in value to the vested amount credited to each such Transferred Employee's account under Seller's Savings Plan will be transferred to the trust maintained under Buyer's Plan. Such transfer shall be in cash or, to the extent mutually agreed upon by Sellers and Buyer, in kind, and shall also include any promissory notes evidencing outstanding loan balances of the Transferred Employees. Prior to, and as a condition of, any transfer of assets from Seller's Savings Plan to Buyer's Plan, each party shall provide the other with a copy of a current IRS determination letter evidencing the tax qualified status of its savings plan and the tax exempt status of the plan's trust. As of the transfer date, Buyer's Plan will be liable for the payment of benefits accrued by and transferred in respect of the Transferred Employees under Seller's Savings Plan; provided, however, that Buyer assumes no liability for the valuation of the accounts of the Transferred Employees under Seller's Savings Plan.

          (e) Buyer's Plans which are welfare plans (as defined in Section 3(1) of ERISA) shall (A) provide that employment by FFMC or any Subsidiary prior to the Closing Date shall be treated as employment by the Buyer after the Closing Date for purposes of determining eligibility for participation, and (B) provide that any expenses incurred by Transferred Employees during 1998 on or before the Closing Date shall be taken into account during the first plan year of such welfare plans for the purposes of satisfying deductible or coinsurance requirements or satisfaction of maximum out-of-pocket provisions to the same extent as if such expenses had been incurred by such employees after the Closing Date. Within twenty (20) days after the Closing Date, FFMC agrees to deliver to Buyer a schedule showing, with respect to each of the Transferred Employees, the amounts set forth in clause (B) above as of the Closing Date.

          (f) FFMC has heretofore delivered to Buyer a schedule showing, with respect to each Transferred Employee as of a recent date, the number of days of vacation to which such employee is entitled as of such date. FFMC agrees that within 10 days after the Closing it shall deliver to Buyer a schedule showing, with respect to each of the Transferred Employees, the number of days of vacation to which such employee was entitled as of the Closing Date (the "Vacation Schedule"). Buyer agrees that Buyer shall take responsibility for and cause to be paid in the normal course of business the vacation pay of all Transferred Employees as reflected on the

Vacation Schedule. For purposes of computing eligibility for and the amount of vacation or holiday pay of a Transferred Employee to be accrued after the Closing, employment of a Transferred Employee by FFMC or any Subsidiary shall be taken into account to the same extent as if it were employment by Buyer.

          (g) Buyer shall be responsible and liable for any claim arising under any state worker's compensation or similar law which is based upon any occurrence after the Closing Date.

          (h) FFMC shall be responsible for providing continuation coverage under each of its applicable health plans to employees (and their covered dependents) who do not become Transferred Employees with respect to all qualifying events under Part 6 of Title I of ERISA and comparable state law. Buyer shall be responsible for providing continuation coverage under each of its applicable health plans to Transferred Employees (and their covered dependents) with respect to all post-Closing Date qualifying events under
Part 6 of Title I of ERISA and comparable state law.

          (i) Nothing in this Section 8.3 constitutes a guarantee of employment for any Transferred Employee, and each Transferred Employee accepting employment with Buyer will be an employee at will unless Buyer specifically contracts otherwise in writing. Buyer is free to amend the terms of employment of any Transferred Employee accepting employment with Buyer (including the terms of any benefit or compensation plan or scheme) as the terms of such employment, plan or scheme permit. Buyer assumes no obligations with respect to any employee of the Division except as specifically provided pursuant to this Section 8.3. Further, this Section
8.3 is intended solely for the benefit of Sellers and does not give rise to any rights or claim on the part of any Transferred Employee. Buyer shall not assume any liabilities or obligations of Sellers under Sellers' benefit plans, including without limitation, pursuant to this Agreement or the Assumption Agreement.

          8.4. Post-Closing Remittances. If, after the Closing Date, FFMC shall receive any remittance from any account debtors with respect to any accounts or notes receivables included in the Purchased Assets, FFMC shall endorse such remittance to the order of Buyer and forward it to Buyer promptly following receipt thereof. Conversely, if, after the Closing Date, Buyer or its Affiliates shall receive any remittance in respect of sales Taxes for which Sellers are liable pursuant to Section 8.2 or from any account debtors not in payment of any accounts or notes receivables included in the Purchased Assets, or not otherwise payable to Buyer or its Affiliates, then Buyer or its Affiliates, as applicable, shall endorse such remittance to the order of FFMC and forward it to FFMC promptly following receipt thereof.

          8.5. Intercompany Obligations. Effective immediately prior to the Closing, Sellers shall cause all intercompany payables and receivables (other than Intercompany Trade Payables and Receivables) to be voided, canceled and terminated without any payment therefor and shall take such action as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations between the Division and Affiliates of Sellers other than Intercompany Trade Payables and Receivables, together with agreements relating thereto.

          8.6.  Covenant Not to Compete.  (a) Except as provided in (b) and
(c) below, Sellers covenant and agree that, beginning on the Closing Date and for a period ending thirty-six (36) months after the Closing Date, Sellers and their Affiliates will not own, operate, control or otherwise carry on Restricted Activities in the United States.

          (b)  Nothing in this Agreement, including without limitation
Section 8.6(a), shall prevent Sellers or any of their Affiliates from:

          (i) owning less than 5% of the voting or common stock of a publicly traded company engaged in Restricted Activities;

          (ii) printing, inserting and mailing written communications, via first class mail, or providing other messaging services through the Western Union Commercial Services business unit of FDC;

          (iii) acquiring, and following such acquisition, actively engaging in any business that has a subsidiary, division, group, franchise or segment that is engaged in Restricted Activities, so long as on the date of such purchase not more than 15% of the consolidated revenues of such business are derived from Restricted Activities;

          (iv) offering to a customer Restricted Activities that FDC or any of its Affiliates would otherwise be prohibited by Section 8.6(a) from offering provided that FDC or any of its Affiliates will perform or provide any other material services or products to such customer in addition to the Restricted Activities;

          (v) performing or providing Restricted Activities in connection with any other material services or products (A) in connection with checks, credits, debits, drafts, ATM transactions or electronic funds transfers; (B) to any current customer of FDC or an Affiliate; (C) in connection with bill payment or presentation including, but not limited to, MSFDC; (D) in connection with diversified financial services, including bill payment, tax payment, money transfer, payment instrument services and cash management services; (E) in connection with consumer business database information services (including market segmentation services, consumer profiling and demographic information services); or (F) to the bank card, credit card, payment card, debit card, smart card, stored card and mutual funds industries;

          (vi) engaging in the business of sending written communications via facsimile; or

          (vii) subject to Section 8.8, performing or providing Restricted Activities directly to FDC or an Affiliate.

          (c)  Nothing in this Agreement, including without limitation
Section 8.6(a), shall prevent any Affiliate of FDC from engaging in any activity or business which is now being provided by such Affiliate, including Restricted Activities, or engaging in Restricted Activities after such Affiliate ceases to be an Affiliate of FDC; provided, that if any Affiliate of FDC is currently engaging in any Restricted Activity that would not be permitted by Section 8.6(b), such Affiliate may continue to do so only through the end of the current term of any existing agreement to provide such Restricted Activity (which agreements shall not be extended or renewed).

          8.7. Non-Solicitation. (a) Sellers and their Affiliates covenant and agree that, beginning on the Closing Date and for a period ending thirty-six (36) months after the Closing Date, Sellers and their Affiliates will not, directly or indirectly, solicit the customers of the Division as of the date hereof or customers of Buyer receiving the services in clauses (i),
(ii) or (iii) below as of the date hereof, in each case solely for the purpose of providing to any such customer any of the following services on a stand-alone basis and independent of the provision of any other material services or products by Sellers or any Affiliates to such customer: (i) transforming structured or unstructured electronic data or digital images onto CD-ROM, CD-R or CD-RW; (ii) scanning paper images and converting the scanned image into electronic data for output to CD-ROM, CD-R or CD-RW; or
(iii) the duplication of CD-ROM, CD-R or CD-RW.

          (b) Except for the persons identified in Schedule 8.7(B), Sellers agree that they shall not, and shall not permit their respective Affiliates to, prior to eighteen (18) months after the Closing Date, solicit any Transferred Employee (other than any person listed on Schedule 8.3(A)) whose base salary is in excess of $50,000 to leave such employment or to accept any other position or employment or assist any other entity in hiring such employee; provided, however, that nothing in this Section 8.7(b) shall preclude or be deemed to be breached by (i) the solicitation of any individual who has been discharged by Buyer or has initiated conversations with Seller after having resigned his or her employment with Buyer or (ii) any public advertisement by Sellers or their respective Affiliates soliciting applicants for employment.

          8.8. FDC Affiliates. Sellers shall cause each of First Data Merchant Services Corporation (except with respect to business with the DAS unit of the Division which is scheduled to terminate in September 1998), First Data Investor Services Group, Inc. and Western Union Commercial Services to enter into (or extend) service agreements with the Division until at least May 31, 2000 on pricing terms that are substantially comparable to terms in effect on the date hereof.

                                      ARTICLE IX
                     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

          The obligations of Buyer under this Agreement shall be subject to the satisfaction or, at the option of Buyer, waiver (to the extent permissible under applicable law), on or prior to the Closing Date, of the following conditions:

          9.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Sellers in the performance of any of their covenants and agreements herein which shall not have been remedied or cured; the representations and warranties of Sellers contained in this Agreement which are not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the representations and warranties of Sellers contained in this Agreement which are qualified as to materiality shall be true and correct on the Closing Date as though made on the Closing Date (except, in each case, to the extent that the representations and warranties expressly relate to an earlier date), except, in each case, for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of FDC by the President or Vice President of FDC.

          9.2. No Material Adverse Effect. Between the date hereof and the Closing Date, there shall have been no change resulting in a Material Adverse Effect; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of FDC by the President or Vice President of FDC.

          9.3. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and there shall not have been issued and be in effect (whether temporary, preliminary or permanent) any order, decree, judgment or injunction (collectively, an "Order") of any court or tribunal of competent jurisdiction which prohibits the consummation of any material transactions contemplated by this Agreement.

          9.4. Environmental Property Transfer Acts. Buyer shall have received documentation reasonably satisfactory to Buyer demonstrating compliance with any applicable Environmental Property Transfer Act.

          9.5. Financing. Buyer shall have obtained the proceeds of a debt financing, (which may be a bridge loan or a Rule 144A offering) in the amount set forth in the debt financing letter delivered to FFMC and on other terms reasonably satisfactory to Buyer.

          9.6. Closing Deliveries. Sellers shall have delivered to Buyer the documents required by Section 4.4.

          Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing Sellers deliver to Buyer a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Sellers of any of the representations or warranties of Sellers herein, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against Sellers by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.


                                      ARTICLE X
                    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

          The obligations of Sellers under this Agreement shall be subject to the satisfaction or, at the option of Sellers, waiver (to the extent permissible under applicable law), on or prior to the Closing Date, of the following conditions:

          10.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; the representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and correct in all material respects on the Closing Date as though made on the Closing Date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and correct on the Closing Date as though made on the Closing Date, except, in each case, to the extent the representations and warranties expressly relate to an earlier date or for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

          10.2. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and there shall not have been issued and be in effect (whether temporary, preliminary or permanent) an Order of any court or tribunal of competent jurisdiction which prohibits the consummation of any material transactions contemplated by this Agreement.

          10.3.  Closing Deliveries.   Buyer shall have delivered to Sellers the
documents required by Section 4.3.

          Notwithstanding the failure of any one or more of the foregoing conditions, Sellers may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver.
To the extent that at the Closing Buyer delivers to Sellers a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer herein, and nevertheless Sellers proceed with the Closing, Sellers shall be deemed to have waived for all purposes any rights or remedies it may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.


                                      ARTICLE XI
                                   INDEMNIFICATION

          11.1. Indemnification by Sellers. (a) Sellers jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

          (i) any breach by any Seller of any of its covenants in this Agreement;

         (ii) any breach of any warranty or the inaccuracy of any representation of any Seller contained or referred to in this Agreement (without regard to any "Material Adverse Effect" or other materiality exceptions or qualifications contained in any such representation or warranty) or any certificate delivered by or on behalf of Sellers pursuant hereto; or

        (iii)  any Excluded Liability.

          (b) Notwithstanding anything contained in this Agreement to the contrary, Sellers shall be required to indemnify and hold harmless under clauses
(i) and (ii) of Section 11.1(a) with respect to Losses and Expenses incurred by Buyer Group Members only to the extent the aggregate amount of such Losses and Expenses exceeds $2,000,000 (with such first $2,000,000 of Losses and Expenses not being subject to indemnification) and, provided, further, that with respect to any Losses and Expenses incurred by Buyer Group Members under clauses (i) and
(ii) of Section 11.1(a) in excess of $2,000,000, only if any individual claim involves $25,000 or more of Losses and Expenses. In addition, in no event shall the aggregate amount required to be paid by Sellers pursuant to Section 11.1(a) (other than with respect to clause (iii) thereof or pursuant to a breach of Section 5.23) exceed 20% of the Purchase Price (as adjusted pursuant to
Section 3.2).  Notwithstanding the foregoing, the limitations set forth in this
Section 11.1(b) shall not apply to an intentional misrepresentation by Sellers or to Section 2.1, Section 3.2, Section 3.3, Section 5.1, Section 5.2, the first paragraph of Section 5.3, Section 5.6, Section 5.15(e)(ii), Section 5.25,
Section 7.3, Section 7.4, Section 7.5, Section 7.7, Section 7.8, Article VIII,
Section 13.2, Section 13.3, Section 13.5, Section 13.6, Section 13.10 and
Section 13.13.

          (c) The indemnification provided for in this Section 11.1 shall terminate eighteen months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 11.1 thereafter), except that the indemnification by Sellers shall continue as to:

          (i) the obligations and representations of Sellers under the Instrument of Assignment, as to which no time limitation shall apply;

         (ii) the representations and warranties of Sellers set forth in Sections 5.6 and 5.18 and the covenants of Sellers set forth in
     Article II, Sections 3.2, 3.3, 8.1, 8.2, 8.3, 8.4, 8.5 and 8.8, which shall survive for the applicable statute of limitations;

        (iii) the covenants of Sellers set forth in Sections 8.6, 8.7 and 13.2(b), which shall survive for the period set forth therein;

         (iv) the covenants of Sellers set forth in Sections 13.2(a), 13.3, 13.5, 13.6, 13.10 and 13.13 and the matter set forth in
     Section 11.1(a)(iii), as to all of which no time limitation shall apply;

          (v) the representations and warranties set forth in Sections 5.1, 5.2, the first paragraph of Section 5.3,
     Sections 5.15(e) and 5.25, which shall survive for three years after the Closing Date;

         (vi) the representations and warranties of Sellers set forth in Sections 5.23, which shall survive for five years after the Closing Date; and

        (vii) any Loss or Expense of which any Buyer Group Member has notified Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article XI, and Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

          11.2. Indemnification by Buyer. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

          (i) any breach by Buyer of any of its covenants in this Agreement;

         (ii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

        (iii)  any Assumed Liability; or

         (iv) any third-party claims relating to the operation of the Business following the Closing Date for which Buyer is not entitled to indemnification from Sellers.

          (b) The indemnification provided for in this Section 11.2 shall terminate eighteen months after the Closing Date (and no claims shall be made by any Seller Group Member under this Section 11.2 thereafter), except that the indemnification by Buyer shall continue as to:

          (i) the obligations and representations of Buyer under the Assumption Agreement, as to which no time limitation shall apply;

         (ii) the covenants of Buyer set forth in Article II, Sections 3.1, 3.2, 3.3, 8.2 8.3, 8.4 and 8.5, which shall survive for the applicable statute of limitations;

        (iii) the covenants of Buyer set forth in Sections 13.2, 13.3, 13.5, 13.6, 13.10 and 13.13 and the matters set forth in Sections 11.2(a)(iii) and (iv), as to all of which no time limitation shall apply; and

         (iv) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

          11.3. Notice of Claims. (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

          (b) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Any indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an "After-Tax Basis," which shall mean an amount which is sufficient to compensate the indemnified party for the event giving rise to such Loss or Expense (the "Indemnified Event"), determined after taking into account (1) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the indemnified party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise); provided, however, that Buyer and Sellers agree to report each payment made in respect of a Loss or Expense as an adjustment to the Purchase Price for federal income Tax purposes,
(2) all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the indemnified party for all affected taxable years as a result of the Indemnified Event, and (3) all reductions in federal, state, local and foreign Taxes (including estimated Taxes) payable by the indemnified party as a result of the Indemnified Event. All calculations shall be made using reasonable assumptions agreed upon by Buyer and Sellers at the time indemnification is sought, taking into account the Tax benefits that have been obtained (or that would be obtained if the Indemnified Party took all steps to obtain such Tax benefits, determined by multiplying the maximum possible Tax benefit by the percentage likelihood of success, as determined by the parties).

          (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

          11.4. Third Person Claims. (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnified Party of written notice of the third Person claim; provided however, no delay by the Indemnified Party to notify the Indemnitor shall relieve the Indemnitor from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnitor can demonstrate that it was damaged by such delay). Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitor relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly after receipt thereof and shall deliver to the Indemnitor promptly after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim.

          (b) Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. Subject to clause (c) below, in the event of the initiation of any legal proceeding, claim or demand against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice reasonably acceptable to the Indemnified Party and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense unless the Indemnified Party shall be a party to any such action and shall have received a written opinion of counsel that there exists an actual conflict of interest between the Indemnified Party and the Indemnitor with respect to the proceeding, claim or demand, in which case the Indemnified Party shall be entitled to participate in the defense of such proceeding, claim or demand with the Indemnitor paying for 50% of such expenses. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend or abandons such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense and settlement of such proceeding. Neither the Indemnitor nor the Indemnified Party may consent to entry of any judgment or settle any such proceeding which judgment or settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld. In the event the Indemnified Party shall refuse to consent to the settlement of any legal proceeding, claim or demand, so long as only money damages are involved, the liability of the Indemnitor for indemnification in respect of such legal proceeding, claim or demand shall not exceed the amount for which the legal proceeding, claim or demand could have been settled plus the amount of Expense incurred by the Indemnified Party prior to the time of the proposed settlement to which it is entitled to indemnification. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier's check within 30 days after the date of such notice.

          (c) If any third Person claim, action or suit against any Indemnified Party is solely for injunctive relief or is reasonably likely to have a material adverse impact on the continuing operation of the Business (and, in each case, Buyer is the Indemnified Party), then the Indemnified Party shall have the right to conduct and control, through counsel of its choosing and at the Indemnitor's expense, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder.

          (d) Notwithstanding anything contained herein to the contrary, Sellers shall have the exclusive right to assume the defense of, or otherwise contest or settle any claim, action, suit or proceeding described in
Schedule 5.22 (which is an Excluded Liability). Buyer agrees to cooperate and assist Sellers with all reasonable requests (including, without limitation, making employees available for interviews, depositions and trials) and to afford Sellers access to any records, reports or other documents reasonably requested by Sellers in connection with such claims, actions, suits or proceedings.

          (e)  If there shall be any conflict between the provisions of this
Section 11.4 relating to contests of third-party claims, and Section 8.2.3 relating to Tax contests, the provisions of Section 8.2.3 shall control with respect to Tax contests.

          11.5. Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Agreement, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

          (b) No party shall have any liability for any inaccuracy in or breach of any representation or warranty by such party if the other party or any of its officers, employees, counsel or other representatives had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

          (c) The obligations of an Indemnitor in respect of a claim for indemnification under this Agreement shall be limited to the taking of such reasonable actions as are necessary under the circumstances giving rise to such claim, and an Indemnitor (i) shall in no event be required to take more extensive actions than would be required under Requirements of Law then in effect, applicable and enforceable and (ii) shall not be liable for special, exemplary or consequential damages, including without limitation loss of profit or revenue, interference with operations, or loss of tenants, lenders, investors or buyers or inability to use any of the Purchased Assets (except, in the case of any of the foregoing in this clause (ii), with respect to a claim made by a third party). Sellers and Buyer agree that their respective rights and obligations in respect of matters as provided in this Agreement shall supersede any such rights and obligations either may have under any existing or future law.

          (d)  Buyer agrees that Buyer's rights to indemnification pursuant to
Section 11.1(a) is the sole and exclusive remedy of Buyer against Sellers with respect to any Environmental Losses or Environmental Expenses suffered by Buyer Group Members and arising from or in connection with the Business or the Purchased Assets. Buyer agrees that it will not seek contribution or other redress against Sellers under CERCLA or under any similar state or federal law with respect to any such Environmental Losses or Environmental Expenses. Buyer agrees that Sellers are required to indemnify and hold harmless the Buyer Group Members for any Environmental Losses and Expenses only in respect of any claim, action or suit by any third Person or any proceeding, investigation or order by any Governmental Body.

          (e) Except for remedies that cannot be waived as a matter of law and except for injunctive and provisional relief, if the Closing occurs, this
Article XI shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Purchased Assets contemplated hereby.


                                     ARTICLE XII
                                     TERMINATION

          12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

          (a)  by the mutual consent of Buyer and FFMC;

          (b) by Buyer or FFMC if the Closing shall not have occurred on or before July 31, 1998 (or such later date as may be mutually agreed to by Buyer and FFMC in writing) (the "Termination Date"); provided, however, that the Termination Date may be extended by written notice of either Buyer or FFMC to the other to a date no later than August 31, 1998 if, as of July 31,1998, the conditions set forth in
     Section 9.3 and 10.2 have not been satisfied;

          (c) by Buyer in the event of any material breach by Sellers of any of their agreements, representations or warranties contained herein and the failure of Sellers to cure such breach within fourteen days after receipt of notice from Buyer requesting such breach to be cured;

          (d) by FFMC in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within fourteen days after receipt of notice from FFMC requesting such breach to be cured;

          (e) by Buyer or FFMC if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

          (f) by FFMC at any time (i) 10 business days after the waiting period under the HSR Act shall have expired or (ii) 15 business days after the waiting period under the HSR Act shall have been terminated, in either case provided that FFMC can reasonably demonstrate its ability to satisfy all of the conditions in Article IX (other than Section 9.5).

          12.2. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

          12.3. Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XIII, all further obligations of the parties under this Agreement (other than Sections 13.2(a), 13.10 and 13.14) shall be terminated without further liability of any party to the other parties. Nothing herein shall relieve any party from liability for any willful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement or any obligations hereunder.

                                     ARTICLE XIII
                                  GENERAL PROVISIONS

          13.1. Survival of Representations and Warranties. Each representation and warranty contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the period during which claims for indemnification may be made pursuant to
Article XI (at which time such representation and warranty shall terminate).

          13.2. Confidential Nature of Information. (a) Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement. The obligations of the parties set forth in the Confidentiality Agreement shall survive the termination of this Agreement.

          (b) Sellers will not, and will cause their Affiliates not to, for a period beginning on the Closing Date and ending eighteen (18) months after the Closing Date, disclose to any Person other than Buyer any "Proprietary Information" (as hereinafter defined) relating to the conduct of the business by the Division. For purposes of this Agreement, the phrase "Proprietary Information" means trade secrets and any other information not publicly available which relates to specific matters concerning the business conducted by the Division, such as pricing policies; sales procedures or methods; strategic plans; internal financial information; and research and development plans and activities. Nothing in the preceding sentence shall preclude Sellers or their Affiliates from disclosing Proprietary Information if such Proprietary Information (i) becomes publicly available through no fault of Sellers or their Affiliates, (ii) is required to be disclosed by any law, regulation or order of any Governmental Body, (iii) is independently known or developed by other business units of FDC or (iv) is or becomes available to Sellers or their Affiliates on a nonconfidential basis from a source which, to the knowledge of Sellers, is not prohibited from disclosing such information to Sellers or their Affiliates by a legal, contractual or fiduciary obligation to Buyer.

          13.3. No Public Announcement. Neither Buyer nor Sellers shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or stock exchange or similar regulation, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities and Exchange Commission disclosure obligations.

          13.4. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by confirmed facsimile or when sent by registered or certified mail or by private courier addressed as follows:

          If to Buyer, to:

               Anacomp, Inc.
               12365 Crosthwaite Circle
               Poway, CA  92064
               Attention:  Ralph W. Koehrer
               Facsimile:  619-679-8359

          with a copy to:

               Anacomp, Inc.
               12365 Crosthwaite Circle
               Poway, CA  92064
               Attention:  George C. Gaskin
               Facsimile:  619-486-2060

          and to:

               Cadwalader, Wickersham & Taft
               100 Maiden Lane
               New York, NY  10038
               Attention:  Michael C. Ryan
               Facsimile:  212-504-6666

          If to Sellers, to:

               First Data Corporation
               401 Hackensack Avenue
               Hackensack, NJ  07601
               Attention:  Robert J. Levenson
               Facsimile:  201-342-5427

          with a copy to:

               First Data Corporation
               5660 New Northside Dr. NW, Suite 1400
               Atlanta, GA  30328-5800
               Attention:  Michael T. Whealy
               Facsimile:  770-690-4200
          and to:

               Sidley & Austin
               One First National Plaza
               Chicago, IL  60603
               Attention:  Frederick C. Lowinger
               Facsimile:  312-853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          13.5. Successors and Assigns. (a) This Agreement and the rights of any party under this Agreement shall not be assignable by any party without the written consent of the other parties, except for Section 5.15(e)(ii) which may be assigned as provided therein and as provided in this Section 13.5(a). Notwithstanding the foregoing, Sellers acknowledge that Buyer may, without the consent of Sellers, sell or otherwise dispose of certain assets and liabilities of the Division to third parties (each, a "Third-Party Buyer"). If Buyer sells or otherwise disposes of certain assets and liabilities of the Division, the parties agree that in connection with such sales or dispositions, at Buyer's option, either (i) Buyer shall have the right to assert claims under Article XI on behalf of any Third-Party Buyer and to recover Losses and Expenses incurred by the Third-Party Buyer under the terms of this Agreement (it being understood that no such Third-Party Buyer shall be entitled to make any claim directly against Sellers under this Agreement) or (ii) Buyer may assign this Agreement and Buyer's rights and obligations hereunder to a Third-Party Buyer to the extent that this Agreement and Buyer's rights and obligations hereunder relate to the assets and liabilities acquired by the Third-Party Buyer, provided that, prior to the effectiveness of any assignment pursuant to this clause (ii) the Third-Party Buyer agrees in writing in a letter addressed to Sellers that (x) there will be a new $2,000,000 deductible with respect to indemnification claims made by the Third-Party Buyer against Sellers, (y) the existing cap on liability of 20% of the Purchase Price (to the extent applicable to any claim) represents an aggregate amount applicable to all claims made by any Person against Sellers under this Agreement and (z) the Third-Party Buyer will be bound by the other limitations on indemnification (to the extent applicable to any claim) set forth in this Agreement. No assignment by Buyer pursuant to clause (ii) of the preceding sentence shall in any way limit or reduce the indemnification obligation of Sellers to Buyer under this Agreement with respect to any assets and liabilities of the Division acquired by a Third-Party Buyer from Buyer or the Purchased Assets and Assumed Liabilities retained by Buyer, it being agreed that any claim against Sellers under this Agreement may only be asserted by one claimant.

          (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

          13.6. Access to Records after Closing. For a period of six years after the Closing Date, FFMC and its representatives shall have reasonable access to and may make copies of all of the books and records of FFMC or any Subsidiary transferred to Buyer hereunder to the extent that such access may reasonably be required by FFMC in connection with Excluded Assets, Excluded Liabilities or matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. FFMC shall be solely responsible for any costs or expenses incurred by it pursuant to this
Section 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give FFMC a reasonable opportunity, at FFMC's expense, to segregate and remove such books and records as FFMC may select. Without limiting the foregoing, Sellers shall also have reasonable access to any books, records, personnel and business and financial records (and shall receive reasonable cooperation from Buyer) as may be required by FFMC in connection with the items identified in Sections 2.2(i) and 2.4(ix).

          For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to and may make copies of all of the books and records relating to the Business which FFMC or any of its affiliates may retain after the Closing Date. Such access shall be afforded by FFMC and its affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.6. If FFMC or any of its affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, FFMC shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

          13.7. Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto (written or oral). This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          13.8. Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement only if such disclosure would permit a reasonable person to find such disclosure relevant to such other sections. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement. Sellers may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct. It is specifically agreed that such Schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional Schedule shall be deemed to cure any breach for purposes of Section 9.1. If, however, the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if Sellers had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 13.8 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

          13.9. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

          13.10. Expenses. Whether or not the Closing occurs, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

          13.11. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


          13.12. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Sellers and Buyer.

          13.13. Further Assurances. On the Closing Date FFMC shall (i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of FFMC in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, FFMC shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly and allowing Buyer to retain the benefit thereof. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof giving the third party a right of termination. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset (but excluding any obligation of Sellers to offer or pay any consideration therefor), shall act after the Closing Date as Buyer's agent in order to obtain for it the benefits thereunder. Buyer and Sellers shall cooperate, to the maximum extent permitted by law and the Purchased Asset (but excluding any obligation of Sellers to offer or pay any consideration therefor), with each other in any legal and reasonable arrangement designed to provide such benefits to Buyer and to relieve Sellers from any burden associated therewith.

          13.14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

          13.15. Disclaimer of Warranties. Sellers make no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLERS PURSUANT TO SECTION 4.4(N), FFMC IS SELLING THE PURCHASED

ASSETS ON AN "AS IS, WHERE IS" BASIS AND SELLERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither of Sellers nor any of their representatives nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available by Sellers or their representatives to Buyer or any other information which is not included in this Agreement or the Schedules hereto, and neither of Sellers nor any of their representatives nor any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

                                   ANACOMP, INC.



                                   By:  /s/ Ralph W. Koehrer
                                        ----------------------------
                                         Ralph W. Koehrer



                                   FIRST FINANCIAL MANAGEMENT
                                     CORPORATION



                                   By:   /s/ Robert J. Levenson
                                        ----------------------------


                                   FIRST DATA CORPORATION



                                   By:  /s/ Robert J. Levenson
                                        ----------------------------

                                       EXHIBITS


Exhibit A --   Confidentiality Agreement
Exhibit B --   Terms of Transition Services Agreement

                                      SCHEDULES


Schedule 1.1  --    Working Capital Model
Schedule 2.2(J) --  Excluded Assets
Schedule 4.2 --     Payment on the Closing Date
Schedule 5.2 --     Subsidiaries and Investments
Schedule 5.3 --     Authority of Sellers
Schedule 5.4 --     Financial Statements
Schedule 5.5(A) --  Operations Since Balance Sheet Date
Schedule 5.5(B) --  Operations Since Balance Sheet Date
Schedule 5.6 --     Taxes
Schedule 5.7 --     Availability of Assets and Legality of Use
Schedule 5.8 --     Governmental Permits
Schedule 5.9 --     Real Property
Schedule 5.10 --    Real Property Leases
Schedule 5.11 --    Condition of Property
Schedule 5.13 --    Personal Property
Schedule 5.14 --    Personal Property Leases
Schedule 5.15 --    Patents and Trademarks
Schedule 5.15(E) -- DAS Year 2000 Plan
Schedule 5.17 --    Title to Property
Schedule 5.18(A) -- Employees and Related Agreements; ERISA
Schedule 5.18(B) -- Employees and Related Agreements; ERISA
Schedule 5.18(D) -- Employees and Related Agreements; ERISA
Schedule 5.18(E) -- Employees and Related Agreements; ERISA
Schedule 5.18(F) -- Employees and Related Agreements; ERISA
Schedule 5.19 --    Employee Relations
Schedule 5.20 --    Contracts
Schedule 5.21 --    Status of Contracts
Schedule 5.22 --    No Violation, Litigation or Regulatory Action
Schedule 5.23 --    Environmental Matters
Schedule 5.24 --    Insurance
Schedule 5.26 --    Certain Agreements
Schedule 5.27 --    Form Agreements
Schedule 5.28 --    Customers and Suppliers
Schedule 5.29 --    Liabilities
Schedule 6.3 --     No Violation, Litigation or Regulatory Action
Schedule 7.4(B) --  Operations Prior to the Closing Date
Schedule 8.3(A) --  Employees and Employee Benefits Plans
Schedule 8.7(B) --  Non-Solicitation

                                                            EXHIBIT A

                                  [Letterhead]

                                                               January 8, 1998

Anacomp, Inc.
12365 Crosthwaite Circle
Poway, CA 92064

                           CONFIDENTIALITY AGREEMENT
                           -------------------------

Dear Sirs:

In connection with your possible interest in the acquisition of First Image Management Company ("First Image" or the "Company") ("the
Transaction"), a wholly-owned subsidiary of First Data Corporation
("FDC"), you have requested that we or our representatives furnish you or your representatives with certain information relating to the Company or the Transaction. All such information (whether written, oral or electronically transmitted) furnished (whether before or after the date hereof) by us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "our Representatives") to you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or your potential sources of financing for the Transaction (collectively, "your
Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by you or your Representatives in connection with your or their review of, or your interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by you or your Representatives or (ii) is or becomes available to you on a nonconfidential basis from a source (other than us or our Representatives) which, to the best of your knowledge after due inquiry, is not prohibited from disclosing such information to you by legal, contractual or fiduciary obligation to us or (iii) is independently known or developed by you without the use, directly or indirectly, of Information received from us. With respect to oral Information that we disclose to you or your Representatives, we agree to identify any such oral presentation or communication as Information immediately before, during or after such oral presentation or communication.

Accordingly, you hereby agree that:

1. You and your Representatives (1) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that you may reveal the Information to you Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by you of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2. You and your Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without our prior written consent, disclose to any person the fact that the Information exists or has been made available, that you are considering the Transaction or any other transaction involving the Company or FDC, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Company or FDC or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

3. In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will notify us promptly so that we may seek a protective order or other appropriate remedy or, in our sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that FDC waives compliance with the terms of this letter agreement, you will furnish only that portion of the Information which you are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4. If you determine not to proceed with the Transaction, you will promptly inform our Representative, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), of that decision and, in that case, and at any time upon the request of the Company or FDC or any of our Representatives, you will either (i) promptly destroy all copies of the written Information in your or your Representatives' possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Company at your own expense all copies of written Information in your or your Representatives' possession. Subject to the first paragraph of this letter agreement, any oral Information will continue to be subject to the terms of this letter agreement.

5. You acknowledge that neither we, nor Morgan Stanley or its affiliates, nor our other Representatives, nor any of our or their respective officers, directors, employees, agents or controlling persons within the meaning of
   Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and you agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

   6. Assuming that the Transaction is not consummated by the parties hereto, you agree that, for a period of eighteen (18) months from the date of this letter agreement, you will not, directly or indirectly, solicit for employment or hire any employee of the Company or FDC with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

   7.    You agree that all (i) communications regarding the Transaction,
         (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Morgan Stanley and not to the Company or to FDC. You acknowledge and agree that (a) we and our Representatives are free to conduct the process leading up to a possible Transaction as we and our Representatives, in our sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you or any other person), (b) we reserve the right, in our sole discretion, to change the procedures relating to our consideration of the Transaction at any time without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither we nor any of our Representatives will have any liability to you with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

   8. You acknowledge that remedies at law may be inadequate to protect us against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to us, you agree to the granting of injunctive relief in our favor without proof of actual damages. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or by your Representatives, then you will reimburse FDC and/or the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such Litigation.

   9. You agree that no failure or delay by us in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

   10. This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

   11. This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us. unless approved in writing by each of you and us.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

                                     Very truly yours,

                                     FIRST DATA CORPORATION



                                     By:    /s/ Michael T. Wherly
                                           -------------------------------
                                     Name:  GC -
                                           -------------------------------
                                     Title: Michael T. Wherly
                                           -------------------------------


Accepted and Agreed as of the date
first written below:


-----------------------------------
ANACOMP, INC.

By:   /s/ George C. Gaskins
      -----------------------------
Name: George C. Gaskins
      -----------------------------
Title:Senior Vice President and General Counsel
      -----------------------------
      January 8, 1998
      -----------------------------

                     ADDENDUM TO CONFIDENTIALITY AGREEMENT


            THIS ADDENDUM (this "Addendum") to Confidentiality Agreement dated January 8, 1998 (the "Confidentiality Agreement") is entered into as of the 30th day of April, 1998 between Anacomp, Inc. ("Anacomp") and First Data Corporation ("FDC").

            This parties agree as follows:

            1. Capitalized terms not otherwise defined herein shall have the meanings specified in the Confidentiality Agreement.

            2. FDC acknowledges that Anacomp has provided and will continue to provide information to potential acquirors of the DFDS and DAS units of First Image. The parties agree that the Foregoing is a permissible extension of the Confidentiality Agreement; provided that [i] the Information is otherwise provided in accordance with and subject to the terms of the Confidentiality Agreement and [ii] the potential acquirors shall not have direct access to the offices, properties, employees and businesses and financial records of First Image until the closing of the Transaction.

            3. This Addendum will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

            IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by a duly authorized representative.

                          FIRST DATA CORPORATION


                          By: Michael T. Wheaty
                              -----------------

                              Name: Michael T. Wheaty
                              Title: Executive Vice President & General Counsel





                          ANACOMP, INC.



                          By: Groose C. Gaskins
                              Name: Groose C. Gaskins
                              Title: Senior VP and General Counsel

                               EXHIBIT B

Transition Services Agreement will include the following terms:

* Sellers will use commercially reasonable efforts to provide or make available to Buyer the services and/or software identified in Items 2 and 4 of Schedule 5.7 for a period of time to be agreed upon by the parties. With respect to the services in Item 2 of Schedule 5.7, Buyer will pay Sellers on the same basis as the Division pays FDC as of the date hereof. With respect to Item 4 of Schedule 5.7, Buyer will reimburse Sellers for their actual out-of-pocket costs incurred in connection with the foregoing.

* Between signing and Closing, Buyer and Sellers will review Items 2 and 4 of Schedule 5.7 to determine which services and/or software are reasonably necessary for Buyer.

* Sellers shall have no obligation to provide the services or make available the software to the extent that to do so would violate their obligations under any license or other agreement to which they are bound.